Exhibit 4
SOUTHERN CALIFORNIA WATER COMPANY
INVESTMENT INCENTIVE PROGRAM
(AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2000)

TABLE OF CONTENTS

ARTICLE I.	3
1.1 Title.	3
1.2 Definitions.	3
ARTICLE II.	21
2.1 Eligibility Requirements.	21
2.2 Employee Participation.	24
2.3 Designation of Beneficiaries.	24
2.4 Reemployment.	25
2.5 Retirement.	26
2.6 Military Service.	26
ARTICLE III.	27
3.1 Employer Contributions.	27
3.2 Compensation Deferral Accounts.	28
3.3 Matching Contribution Accounts.	29
3.4 PAYSOP Accounts.	29
3.5 Timing of Contributions.	30
3.6 Allocations.	30
3.7 Evaluation of Accounts.	31
3.8 Requirements for Participant Elections.	32
3.9 Status Reports.	34
3.10 Corrections.	35
3.11 Investment Funds.	35
3.12 Section 402(g) Limit on Compensation Deferral Contributions.	38
3.13 Section 401(k) Limitations on Compensation Deferral Contributions.	39
3.14 Section 401(m) Limitations on Matching Contributions.	45
3.15 Rollover Contributions.	50
ARTICLE IV.	52
4.1 Definitions.	52
4.2 Section 415 Limitations.	54
ARTICLE V.	56
5.1 Vesting of Interests.	56

5.2 Distribution of Benefits.	56
5.3 In Service Withdrawals.	59
5.4 Voting of Company Stock.	63
5.5 Direct Rollovers.	63
ARTICLE VI.	66
6.1 Committee Members.	66
6.2 Committee Action.	66
6.3 Rights and Duties.	67
6.4 Investment Responsibility.	70
6.5 Delegation of Non-Investment Fiduciary Responsibility.	72
6.6 Liability of Fiduciaries.	73
6.7 Transmittal of Information.	73
6.8 Duty of Care.	74
6.9 Compensation, Bonding, Indemnity and Liability.	74
6.10 Annual Report.	75
6.11 Effect of Committee Action.	75
6.12 Expenses of Administering the Plan.	76
ARTICLE VII.	77
7.1 Amendments.	77
7.2 Discontinuance of Plan.	78
7.3 Failure to Contribute.	78
7.4 Merger or Consolidation.	78
ARTICLE VIII.	80
8.1 Contributions Not Recoverable.	80
8.2 Limitationon Participants’ Rights.	80
8.3 Receip tor Release.	81
8.4 Alienation.	81
8.5 Governing Law.	82
8.6 Headings, Etc., No Part of Agreement.	82
8.7 Successors and Assigns.	83
8.8 Identification of Fiduciaries.	83
8.9 Allocation of Fiduciary Responsibilities.	84
8.10 Loans to Participants.	85

ii

8.11 Rule 16b-3 Provisions.	89
ARTICLE IX.	91
9.1 General.	91
9.2 Definitions.	91
9.3 Top-Heavy Definition.	93
9.4 Minimum Benefits or Contributions, Compensation Limitations, Section 415 Limitations, and Special Distribution Rules.	94

iii

SOUTHERN CALIFORNIA WATER COMPANY
INVESTMENT INCENTIVE PROGRAM
(AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2000)
          WHEREAS, Southern California Water Company (the “Company”) maintains the Southern California Water Company Investment Incentive Program (the “Plan”); and
          WHEREAS, the Company also has maintained the Southern California Water Company Payroll Based Tax Credit Employee Stock Ownership Plan (the “PAYSOP”) to which it is no longer making contributions;
          WHEREAS, the Company merged the PAYSOP into the Plan effective as of January 1, 1988;
          NOW THEREFORE, the Plan is amended and restated as set forth herein, effective as of January 1, 2000, except as otherwise provided herein.
          This restatement of the Plan is applicable only to benefits that commence on or after January 1, 2000. Benefits that commence prior to January 1, 2000 are to be determined under the then current Plan. Notwithstanding the effective date set forth above, each Plan provision adopted to reflect a change in law (including any regulatory or other interpretive guidance) that was effective prior to January 1, 2000 and that does not specify an effective date shall be effective on the latest effective date permitted by law, including all transitional rules, and such Plan provision shall not apply to any employee or Participant unless the law requires that it so apply.

          The Company desires to encourage loyalty, efficiency, continuity of service and productivity of its Employees. In order to accomplish these purposes, the Company herein establishes this Plan to provide incentives and security for its Employees and their beneficiaries. The Trust created pursuant to this Plan (incorporated herein by this reference) and its assets shall not be used for, or diverted to, purposes other than the exclusive benefit of Participants or their beneficiaries, as prescribed in Section 401(a) of the Internal Revenue Code of 1986, as amended.
          The Plan is intended, in part, to qualify as a profit sharing plan and as a cash or deferred arrangement. It is also intended that this Plan constitute an accident and health plan so that amounts distributed on account of disability are excluded from income under Section 105(c) of the Internal Revenue Code.

ARTICLE I.
DESIGNATION OF PLAN AND DEFINITIONS
1.1 Title.
          This Plan shall be known as the “Southern California Water Company Investment Incentive Program.”
1.2 Definitions.
          “Account” shall mean each of the Accounts maintained to record the interest of a Participant in the Plan and shall include the Participant’s Compensation Deferral Account, Matching Contribution Account, and PAYSOP Account, if any.
          “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee or a personal representative, last designated in writing by a Participant to receive the benefits specified hereunder in the event of the Participant’s death. If there is no designated Beneficiary or surviving designated Beneficiary, then the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. If there is no personal representative of the Participant’s estate duly appointed and acting in that capacity within 60 days after the Participant’s death, then Beneficiary or Beneficiaries shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder pursuant to the laws of intestate succession or other statutory provision in effect at the Participant’s death in the state in which the Participant resided.

          In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid to that person’s then living parent(s) to act as custodian or, if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
          In the event any amount is payable under the Plan to a person for whom a conservator has been legally appointed, the payment shall be distributed to the duly appointed and currently acting conservator, without any duty on the part of the Committee to supervise or inquire into the application of any funds so paid.
          Notwithstanding the above, upon the death of a married Participant, no payment to a Beneficiary other than the then surviving spouse shall be valid unless there is on file with the Committee a consent to such designation in a form satisfactory to the Committee executed by such surviving spouse.
          “Board of Directors” shall mean the Board of Directors of Southern California Water Company.

          “Business Day” shall generally mean any day on which the New York Stock Exchange is open, provided that a day shall not be a Business Day for a particular Investment Fund if it cannot be traded on that day.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Committee” shall mean the Committee appointed by the Employer pursuant to the provisions of this Plan.
          “Company” shall mean Southern California Water Company, or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, which shall expressly agree in writing to continue this Plan.
          “Company Stock” shall mean shares of Common Stock of the American States Water Company.
          “Company Stock Fund” shall mean the fund consisting of Company Stock, dividend proceeds therefrom, and cash to be invested in Company Stock established by the Committee for investment of Matching Contributions and the interests of Participants in their PAYSOP Accounts and, to the extent Participants elect, their Compensation Deferral Contributions. Following allocations to the Company Stock Fund, the number of shares or dollar amount shown in each Participant’s Accounts invested in such Fund shall be deemed to reflect the value of each Participant’s proportionate share of the Company Stock Fund assets as of the Business Day on which the allocations are made.

          “Compensation” shall mean all compensation paid during the Plan Year in the form of base pay, overtime, commissions, vacation pay, sick pay and cash reimbursements for the purchase or lease of an automobile before reduction on account of Compensation Deferral Elections under this Plan and before reduction for any amounts pursuant to a plan established under Section 125 of the Code, but shall not mean any other form of compensation, including, but not by way of limitation, any bonus payments, any payments made pursuant to any retirement, deferred compensation, insurance or medical plan, any severance benefits or other fringe benefits, or payments under long term incentive programs.
          Notwithstanding the foregoing, the maximum amount of a Participant’s Compensation which shall be taken into account under the Plan for any Plan Year shall be (1) $200,000 for Plan Years beginning on or after October 1, 1989, and (2) $150,000 for Plan Years beginning on or after October 1, 1994, such amount adjusted at the same time and in the same manner as under Sections 401(a)(17) and 415(d) of the Code. For any Plan Year of fewer than 12 months, this limit shall be reduced to the amount obtained by multiplying the limit by a fraction having a numerator equal to the number of full months in the Plan Year and a denominator equal to 12.
          For purposes of the dollar limitation referred to above, the Compensation of any Participant who is either a 5% owner (as defined in Section 416(i)(1) of the Code), or one of the 10 most highly paid Highly Compensated Employees during the Plan Year (‘First Member’) shall be aggregated with the Compensation of any Participant who has not attained age 19 and is a lineal descendant of the First Member and any Participant who is the spouse of the First Member. In any case in which such aggregation would produce

Compensation in excess of the dollar limitation, the amount of the First Member’s Compensation that is considered under the Plan shall be reduced until the dollar limitation is met. Notwithstanding the foregoing, this paragraph shall not apply on and after January 1, 1997.
          “Compensation Deferral Account” shall mean the Account maintained by the Committee pursuant to Section 3.2 for each Participant which is to be credited with Compensation Deferral Contributions as set forth in Section 3.1(b).
          “Compensation Deferral Contribution” shall mean the Employer contribution described in Section 3.1(b). The Compensation Deferral Contributions provided in this Plan are meant to qualify as a cash or deferred arrangement under Section 401(k) of the Code.
          “Compensation Deferral Election” shall mean the agreement described in Section 3.1(b).
          “Disability” shall mean the total and permanent incapacity, as determined by the Committee based upon competent medical advice, of a Participant to perform his current job by reason of mental or physical disability.
          “Disability Retirement” of a Participant shall mean his Severance from Service on his Disability Retirement Date.
          “Disability Retirement Date” shall mean a Participant’s Severance from Service Date (prior to his Normal or Early Retirement Date) fixed by the Committee on account of his Disability.

          “Distribution Value Date” shall mean, subject to the rules below, the date as of which the Participant’s Accounts are processed for purposes of making distributions, withdrawals and loans. The Company intends to process requests for distributions, loans and withdrawals, and instruct Trustee to make such payments, as soon as practicable after all complete election and other forms are received and, if applicable, the Participant has terminated employment and all applicable contributions have been made on behalf of the Participant. As soon as practicable after the Trustee receives such instructions from the Company, the Trustee shall make the payments. The date on which the Trustee processes such distribution, withdrawal or loan shall be the Distribution Value Date, notwithstanding the fact that the Trustee may not send the check to the Participant for a number of days after the transaction is processed. Neither the Company, the Committee, the Trustee nor any other person guarantees that any distribution, loan or withdrawal will be processed on any particular date.
          “Early Retirement Date” of a Participant shall mean any Severance from Service Date on or after his 55th birthday.
          “Effective Date” shall be November 1, 1987. This amendment and restatement is effective as of January 1, 2000.
          “Eligible Class” shall mean the class of Employees who are employed by the Employer including officers thereof except those employees covered by a collective bargaining agreement between the Company and any collective bargaining representative if retirement benefits were the subject of good faith bargaining between such representative and the Company, unless he is a member of a group of employees to whom this Plan has been extended by a collective bargaining agreement between the Company and its collective bargaining representative and except for any Employees who have agreed not to participate in the Plan.
          “Employee” shall mean every common law employee of the Employer, the Company or a Related Company.
          Employee shall not include (1) individuals performing services under an agreement, contract, or any other arrangement pursuant to which the individual is characterized or classified by the Employer as an independent contractor (or an employee of an independent contractor), (2) any individual whose payments for services for the Employer have not been initially treated by the Employer as subject to wage withholding under the Code and applicable state law, (3) any individual who was not initially classified by the Employer as a common law employee of the Employer, or (4) leased employees, as defined in Section 414(n) of the Code.
          Notwithstanding the foregoing, if the Employer determines or agrees that the classification or treatment described in (1)-(4) was incorrect and that the individual was or is in fact a common law employee, such an individual shall not be an Employee on a retroactive basis; such person shall be treated as an Employee on and after the date the Employer determines or agrees he is a common law employee. The foregoing sets forth a clarification of the intention of the company regarding participation in the Plan for any Plan Year, including Plan Years prior to the amendment of this definition of “Employee.”
          Solely for purposes of the requirements of Code section 414(n)(3) (but only to the extent they relate to this Plan), including counting service for eligibility to participate and vesting, “Employee” shall also include (i) any individual described in the preceding paragraph who is in fact a common law employee and (ii) leased employees, as defined in Code Section 414(n). Notwithstanding the foregoing, if such leased employees constitute less than twenty percent of the Employer’s non-highly compensated work force within the meaning of Code Section 414(n)(5)(C)(ii), “Employee” shall not include leased employees covered by a plan described in Code Section 414(n)(5) unless otherwise provided in the Plan.
          “Employer” shall mean the Company and, where the context so warrants, any Related Company which, by resolution of its board of directors and with the approval of the Company, elects to participate herein (hereinafter sometimes referred to as a “Participating Company”). Said resolution of participation by a Participating Company may modify the eligibility requirements for participating in the Plan, provided any such modification complies with the Code and ERISA. Any such entity which ceases to be a Related Company shall cease to be a Participating Company and Employer.
          “Employment Commencement Date” shall mean the date on which an Employee first performs an Hour of Service.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Fiduciary” shall mean all persons defined in Section 3(21) of ERISA associated in any manner with the control, management, operation and administration of the Plan or Trust and such term shall be construed as including the term “Named

Fiduciary” with respect to those Fiduciaries named in the Plan or who are identified as Fiduciaries pursuant to procedures specified in the Plan.
          “Highly Compensated Employee” shall mean
          (a) Any Employee who performs services for the Company or any Related Company during the “determination year” and who, during the “look-back year” (1) was a 5% owner of the Company or any Related Company; or (2) received compensation from the Company or any Related company in excess of $80,000 (as adjusted pursuant to Section 415(d) of the Code) and was a member of the “top-paid group” for such year;
          (b) Any former Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no services for the Company or any Related Company during the determination year, and met the description in (a) above for either the separation year or any determination year ending on or after the Employee’s 55th birthday.
          (c) The “determination year” shall be the Plan Year for which compliance is being tested, and the “look-back year” shall be the 12-month period immediately preceding the determination year.
          (d) The top-paid group for a determination year or a look-back year shall consist of the top 20% of Employees ranked on the basis of compensation received during the year excluding Employees described in Section 414(q)(5) of the Code and Treasury Regulations thereunder. For purposes of this definition of “Highly Compensated

Employee,” “compensation” means compensation within the meaning of Section 415(c)(3) of the Code, but including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.
          (e) This definition of “Highly Compensated Employee” shall be effective for Plan Years beginning on or after January 1, 1997, except that for purposes of determining if an Employee was a Highly Compensated Employee in 1997, this definition will be treated as having been in effect in 1996.
          “Hour of Service” shall mean an hour for which an Employee is
          (a) Paid, or entitled to payment, by the Employer or a Related Company for the performance of duties for the Employer or a Related Company during the applicable computation period;
          (b) Paid, or entitled to payment, by the Employer or a Related Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence;
          (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or a Related Company;
          (d) Notwithstanding the foregoing:

          (1) The same Hour of Service shall not be credited under both subparagraph (a) or (b) above, as the case may be, and under subparagraph (c) above;
          (2) No more than 501 Hours of Service shall be credited under subparagraph (b) above to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period);
          (3) An hour is not required to be credited under subparagraph (b) above if the payment is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, unemployment compensation or disability insurance laws; and
          (4) Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically-related expenses incurred by the Employee.
          (e) The rules for determining Hours of Service and to which computation period Hours of Service shall be credited are set forth in Department of Labor Regulations 2530.200b-2(b) and (c) and other applicable regulations issued by the Department of Labor which rules are incorporated herein by reference. In general, these rules provide:
          (1) For the purpose of determining eligibility to participant hereunder, the number of Hours of Service to be credited on account of a period of time during which no duties are performed shall be the number of regularly scheduled working hours included in the units of time on the basis of which payment received is calculated, or if payment is not calculated on the basis of units of time, the number of Hours of Service to be credited shall be equal to the amount of the payment divided by the Employee’s most recent hourly rate of compensation; and
          (2) Hours of Service credited for the performance of duties shall be credited to the computation period in which the duties are performed.
          “Inactive Participant” shall mean any Participant who ceases to be eligible for participation in the Plan by virtue of being covered under a collective bargaining agreement which does not provide for his coverage under this Plan or who is transferred to employment with a Related Company which has not adopted this Plan. Such status shall start on the date of such coverage or transfer. The Participant’s Accounts shall be held intact for all purposes of the Plan, except as otherwise provided herein. In the event an Inactive Participant resumes eligibility to participate hereunder, he shall become a Participant as of such date for all purposes of this Plan and his Accounts shall participate in all valuations and allocations made subsequent to such date.
          “Investment Fund” shall mean the funds established by the Committee for investment of Compensation Deferral Contributions.
          “Investment Manager” shall mean a Fiduciary designated by the Committee under this Plan to whom has been delegated the responsibility and authority to manage, acquire or dispose of Plan assets (1) who (i) is registered as an investment advisor under the Investment Advisers Act of 1940; (ii) is a bank, as defined in that Act; or (iii) is an insurance company qualified to perform investment advisory services under the laws of more than one state; and (2) who has acknowledged in writing that he is a Fiduciary with respect to the management, acquisition, and control of Plan assets.
          “Matching Contribution Account” shall mean the Account maintained by the Committee pursuant to Section 3.3 for each Participant which is to be credited with Matching Contributions as set forth in Section 3.1(c).
          “Matching Contribution” shall mean the Employer contribution described in Section 3.1(c).
          “Normal Retirement” of a Participant shall mean his Severance from Service on or after his Normal Retirement Date.
          “Normal Retirement Age” of a Participant shall mean his 65th birthday.
          “Normal Retirement Date” of a Participant shall mean any Severance from Service Date occurring on or after his 65th birthday.
          “Participant” shall mean any Employee in the Eligible Class who becomes eligible for participation in accordance with the provisions of this Plan.
          “Participation Commencement Date” shall mean the date a Participant first commences participation under the Plan.

          “PAYSOP” shall mean the Southern California Water Company Payroll Based Tax Credit Employee Stock Ownership Plan, which plan is merged with this Plan effective as of January 1, 1988.
          “PAYSOP Account” shall mean the Account maintained by the Committee pursuant to Section 3.4 for each Participant who, as of January 1, 1988, was a participant in the PAYSOP. Each such Account shall, as of January 1, 1988, be credited with each such Participant’s allocable share of Company Stock held in his Participant Stock Account and any cash credited to his Participant Other Investments Account under the PAYSOP as of January 1, 1988.
          “Period of Service” shall mean a period of service commencing on the Employee’s Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending on the Severance from Service Date.
          In determining a Participant’s Period of Service:
          (a) If an Employee severs from service by reason of retirement or termination and the Employee then performs an Hour of Service within 12 months of such Severance from Service Date, such Period of Severance shall be treated as a Period of Service; and
          (b) If an Employee severs from service by reason of retirement or termination during an absence from service of 12 months or less for any reason other than retirement or termination, and then performs an Hour of Service within 12 months of the date on which the Employee was first absent from service, such Period of Severance shall be treated as a Period of Service; and
          (c) Subject to the break in service rules of Section 2.1(c), all non-successive Periods of Service shall be aggregated.
          (d) A Period of Service shall include service with a Related Company.
          (e) The period commencing on the day after the first anniversary of an Employee’s absence from service by reason of a Maternity or Paternity Leave, as defined in the Plan and ending on the second anniversary of such absence from service, shall not be included in an Employee’s Period of Service.
          “Period of Severance” shall mean the period of time commencing on an Employee’s Severance from Service Date and ending on his Reemployment Commencement Date.
          “Plan” shall mean the plan set forth in this Southern California Water Company Investment Incentive Program and the Trust as now in effect or hereafter amended. The Plan shall be governed by the rules applicable to a profit-sharing plan under the Code but contributions by any Employer to this Plan shall not depend on current or accumulated profits of any such Employer.
          “Plan Year” shall mean each 12-month period ending on or before September 30, 1995, the period from October 1, 1995 through December 31, 1995 and each calendar year ending thereafter. The Plan Year shall be the limitation year for purposes of Section 415 of the Code and Section 4.2 of the Plan.

          “Reemployment Commencement Date” shall mean the first date, following a Period of Severance not required to be treated as a Period of Service, on which an Employee performs an Hour of Service.
          “Related Company” shall mean (i) each corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) thereof) of which the Company is a component member, (ii) each entity (whether or not incorporated) which is under common control with the Company, as such common control is defined in Section 414(c) of the Code and Regulations issued thereunder, (iii) effective with respect to Plan Years beginning in and after 1982, any organization which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company or a Related Company is a member, and (iv) effective with respect to Plan Years beginning in and after 1984, any leasing organization (as defined in Section 414(n) of the Code) in the case of any employees of the leasing organization who constitute leased employees (within the meaning of Section 414(n) of the Code) with respect to the Company or Related Company. For the purposes of Article IV of this Plan the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Section 1563(a)(1) of the Code. The term “Related Company” shall also include each predecessor employer to the extent required by Section 414(a) of the Code. Notwithstanding the foregoing, an organization shall not be considered a Related Company for any purpose under the Plan prior to or after the date it is considered affiliated under clauses (i) through (iv) above.

          “Severance from Service” shall mean the date of occurrence of the earlier of:
          (a) The date on which an Employee terminates employment, retires, or dies; or
          (b) The first anniversary of the first date of a period in which an Employee remains absent from service with the Company for any reason other than retirement, termination of employment or death. The preceding sentence notwithstanding, such first anniversary will not be a Severance from Service Date if the Employee is subject to a leave of absence granted by the Employer in writing, before or after the absence, for any purpose, including sickness, accident, other casualty, in accordance with the Family and Medical Leave Act ( a “FMLA Leave”), or for the convenience of the Employer, if the Employee returns to work before or at the expiration of such leave of absence or any extension thereof. Failure to return at the end of such leave of absence, however, shall result in a Severance from Service Date as of such first anniversary.
          Notwithstanding the above, in the event a Participant is absent from service beyond the first anniversary of the first date of such absence, and the absence is a FMLA Leave or Maternity or Paternity Leave as described below, the Severance from Service Date is the second anniversary of the first date of such absence. A “Maternity or Paternity Leave” is an absence from service which occurs for any of the following reasons:
          (a) The pregnancy of the Participant;
          (b) The birth of a child of the Participant;

          (c) The placement of a child with the Participant in connection with the adoption of such child by the Participant; or
          (d) The Participant’s caring for his or her child for a period immediately following the child’s birth.
          “Severance from Service Date” shall mean the date on which Severance from Service occurs.
          “Trust” shall mean the Trust for the Southern California Water Company Investment Incentive Program as now in effect or hereafter amended, adopted and established by the Employer to hold and invest contributions made under this Plan and administered pursuant to the Southern California Water Company Investment Incentive Program Trust Agreement.
          “Trustee” shall mean Wells Fargo Bank N.A., any successor to the business of said bank acting as Trustee under the Trust, or any successor Trustee appointed pursuant to the provisions of the Trust Agreement.
          “Year of Service” shall mean a 365 day Period of Service.

ARTICLE II.
PARTICIPATION
2.1 Eligibility Requirements.
          (a) Any Employee who (1) has completed a Period of Service of 30 consecutive days and (2) is included in the Eligible Class shall become a Participant on the first day of the payroll period coinciding with or next following the date on which the Employee first satisfies both of these requirements.
          (b) An Employee who terminates employment prior to completing the 30-day Service requirement shall be treated as a new Employee and shall again be required to complete such 30-day period after he is re-employed. However, the Employee will be deemed to complete such 30-day Service requirement if he completes a Year of Service in accordance with subsection (c) below prior to the time he has a 30-day consecutive period of Service after re-employment.
          (c) A Period of Severance shall be taken into account in computing a Year of Service for purposes of Section 2.1(b) if any of the following conditions are met:
     (1) An Employee severs from service by reason of a quit, discharge, or retirement and then performs an Hour of Service within 12 months from the Severance from Service Date; or
     (2) An Employee severs from service by reason of a quit, discharge or retirement during an absence for some other reason and then performs an Hour of Service within 12 months from the first day of the original absence.
          (d) Where an Employee satisfies the Plan’s Service requirement either before or during a Period of Severance, the Employee shall become a Participant on the Reemployment Date if the Employee is otherwise eligible.
          (e) (1) Notwithstanding the foregoing, the following rule shall apply to Employees who are both employed on a temporary basis (a temporary employee is an employee hired on a direct hire basis for a temporary period, regardless of the actual length of the employee’s service) and hired on or after December 31, 1998. All such temporary employees who are included in the Eligible Class shall become Participants in this Plan on the first day of the payroll period coinciding with or next following the date on which the Employee completes the requisite period of service as described below.
     (2) A temporary Employee shall have completed the requisite period of service for purposes of paragraph (e) if he completes 1,000 or more Hours of Service in the twelve-month period commencing on his date of employment. If the Employee fails to satisfy the requirements of the preceding sentence, he shall have completed the requisite period of service for purposes of paragraph (e) if he completes 1,000 or more Hours of Service in any Plan Year.
     (3) If a temporary Employee who has satisfied the requirements of this Section 2.1 terminates employment and subsequently is reemployed in the Eligible Class by the Employer, he shall commence or resume participation in this Plan on such Reemployment Date. Notwithstanding the foregoing, if the Employee had no vested interest in a benefit hereunder at the time of his termination and the number of consecutive One Year Breaks in Service equals or exceeds the greater of (i) the Employee’s Years of Service completed prior to his Break in Employment or (ii) five years, he shall not become eligible to again participate in this Plan until he shall have satisfied the requirements of this Section 2.1 after such termination, and he shall be treated as a new Employee for all purposes of this Section 2.1. For purposes of this Section 2.1 only, a “One Year Break in Service” shall mean any Plan Year in which an Employee is not continuously employed and completes 500 or fewer Hours of Service, and “Year of Service” shall mean each Plan Year during which the Employee has performed 1,000 or more Hours of Service. Notwithstanding the preceding sentence and solely for purposes of this paragraph, if an Employee fails to complete more than 500 Hours of Service during a Plan Year by reason of an absence that occurs on or after the first day of a Plan Year beginning after 1984 and the absence arises because of an FMLA Leave or Maternity or Paternity Leave, such Employee shall not necessarily incur a One-Year Break in Service; rather, the Employee shall be credited for such Plan Year with (a) the Hours of Service for which the Employee would have received credit (but for such absence), if determinable, or (b) eight Hours of Service per day during such absence. If a One-Year Break in Service would not occur in the Plan Year that includes the beginning of such absence even in the absence of the preceding sentence, the Employee shall receive credit for the hours specified under (a) or (b) above in the Plan Year immediately following the Plan Year in which such absence initially occurs solely to prevent the occurrence of a One-Year Break in Service in such Plan Year. Notwithstanding any other provision of this paragraph, any Employee shall not be credited with more than 501 Hours of Service by reason of such absence. In determining whether an Employee’s consecutive One Year Breaks in Service equal or exceed his Years of Service, he shall be deemed to have completed one Year of Service if he performed 1,000 or more Hours of Service during the 12-month period commencing on his date of employment in addition to one Year of Service for each Plan Year during which he performed 1,000 or more Hours of Service.
2.2 Employee Participation.
          (a) Participation of a Participant shall commence as of the date specified in Section 2.1. The Committee shall provide each Participant with an election form for filing with the Committee pursuant to Section 3.1(b).
          (b) Upon becoming a Participant, an Employee’s participation shall continue until his Severance from Service Date.
2.3 Designation of Beneficiaries.
          (a) Upon forms supplied by the Committee, each Employee who becomes a Participant shall designate the Beneficiary or Beneficiaries whom such Employee desires to receive the benefits of this Plan in the event of such Employee’s death.
          (b) A Participant may from time to time change his designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. However, if a Participant wishes to designate an individual other than his spouse as Beneficiary, such designation shall be consented to in writing by the spouse, which consent shall acknowledge the effect of the designation and be witnessed by a Plan representative or a notary public. Notwithstanding the foregoing, spousal consent shall be unnecessary if it is established (to the satisfaction of a Plan representative) that there is no spouse or that the required consent cannot be obtained because the spouse cannot be located, or because of other circumstances prescribed by Treasury Regulations. The Company, the Committee and the Trustee may rely upon a Participant’s designation of Beneficiary or Beneficiaries last filed in accordance with the terms of this Plan. Upon the dissolution of marriage of a Participant, any designation of the Participant’s former spouse as a Beneficiary shall be treated as though the Participant’s former spouse had predeceased the Participant, unless the Participant executes another Beneficiary designation that complies with this Section 2.3 and that clearly names such former spouse as a Beneficiary. In any case in which the Participant’s former spouse is treated under the Participant’s Beneficiary designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from the Plan as a Beneficiary of the Participant except as provided otherwise in the Participant’s Beneficiary designation.
2.4 Reemployment.
          Any former Participant in this Plan who is rehired by the Employer shall be entitled to full participation as of his Reemployment Commencement Date.

2.5 Retirement.
          (a) A Participant may retire upon his Early, Normal or Disability Retirement Date. A Participant may continue employment and participation after attaining his Normal Retirement Date.
          (b) Upon a Participant’s Early, Normal or Disability Retirement Date, he shall be entitled to receive the entire amount credited to his Accounts in accordance with Section 5.2.
2.6 Military Service.
          Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

ARTICLE III.
CONTRIBUTIONS
3.1 Employer Contributions.
          (a) The following types of Employer contributions may be made to this Plan:
     (1) Compensation Deferral Contributions pursuant to Section 3.1(b);
     (2) Matching Contributions pursuant to Section 3.1(c).
     (b) (1) Each Participant may enter into a Compensation Deferral Election with the Employer. The amount of the Compensation Deferral Contribution to be made by the Employer on behalf of the Participant shall be specified in the Compensation Deferral Election and shall be at least 1% of the Participant’s Compensation. The maximum deferral is 15% of Compensation. The Participant’s Compensation from the Employer shall be reduced by the amount of the Compensation Deferral Contribution.
           (2) A Participant may, in accordance with and subject to Section 3.8, establish, change or suspend the amount of the Compensation Deferral Contribution to be made on his behalf as of the beginning of any payroll period.

     (3) The Committee may establish forms and additional rules concerning the Compensation Deferral Elections.
          (c) The Employer shall make Matching Contributions to the Company Stock Fund either in Company Stock or in cash to be applied to the purchase of Company Stock for the Matching Contribution Account of each Participant who has made a Compensation Deferral Contribution for the payroll period. The Matching Contribution for each Participant shall be in the amount of 100% of the Compensation Deferral Contributions made in connection with the first 3% of Compensation deferred by the Participant for the payroll period and 50% of the Compensation Deferral Contributions made in connection with the next 3% of Compensation deferred by the Participant for the payroll period. Notwithstanding the foregoing, a Participant’s Matching Contribution for a Plan Year shall be the greater of (1) the Matching Contributions made as described in the preceding sentence for all payroll periods paid in the Plan Year and (2) the Matching Contributions for a Participant based upon the Participant’s Compensation Deferral Contribution for that Plan Year.
3.2 Compensation Deferral Accounts.
          The Committee shall open and maintain a Compensation Deferral Account in the name of each Participant who makes an election under Section 3.1(b). Such Accounts shall be credited with contributions pursuant to the provisions in Section 3.1(b). In accordance with Section 3.11, amounts in such Accounts shall be invested in the Investment Funds established under this Plan.

3.3 Matching Contribution Accounts.
          The Committee shall open and maintain a Matching Contribution Account in the name of each Participant. Such Accounts shall be credited with contributions pursuant to the provisions in Section 3.1(c) and shall be invested solely in Company Stock.
3.4 PAYSOP Accounts.
          The Committee shall open and maintain a PAYSOP Account in the name of each Participant who, as of January 1, 1988, had a “Participant Stock Account” and a “Participant Other Investments Account” under the PAYSOP. The PAYSOP Account shall combine and hold in the name of each such Participant Company Stock and cash formerly held in such Accounts under the PAYSOP as of such date. No further contributions shall be made to the PAYSOP Account of any Participant. Stock and cash increases in the PAYSOP Account shall remain in the PAYSOP Account, with all cash being reinvested periodically, and at least annually, in additional Company Stock pursuant to Section 3.7(b).
          The PAYSOP Accounts are intended to qualify as a tax credit employee stock ownership plan meeting the requirements of Section 409 of the Code. The PAYSOP Account shall be invested primarily in Company Stock. In the event that the tax credit claimed by the Company with respect to the PAYSOP Accounts is recaptured or redetermined, all amounts transferred to the PAYSOP Accounts shall remain in the Plan allocated to such PAYSOP Accounts.

3.5 Timing of Contributions.
          All contributions shall be paid directly to the Trustee and may be made on any date or dates selected by the Employer, except as otherwise specified in this Section. Compensation Deferral Contributions shall be made as of the earliest day on which such amount can reasonably be segregated from the Company’s general assets; provided, however, that such contribution shall be made no later than the fifteenth business day of the month following the date on which such amount would otherwise have been payable to the Participant in cash, or as of such earlier or later date (in the case of any available extension of time) as may be required or permitted by regulations issued pursuant to ERISA. Matching Contributions for each Plan Year shall be made within the time prescribed by law, including extensions of time, for the filing of the Company’s federal income tax return for the Company’s taxable year ending with or within the Plan Year to which the contribution relates.
3.6 Allocations.
          As of the end of each payroll period, contributions for the Plan Year (or portion thereof) shall be allocated as follows:
          (a) Compensation Deferral Contributions shall be allocated to the Compensation Deferral Account of each Participant. Each Participant who entered into a Compensation Deferral Election shall have credited to his Compensation Deferral Account the amount by which his Compensation was reduced during the payroll period.

          (b) Matching Contributions shall be made to the Company Stock Fund either in Company Stock or in cash to be applied to the purchase of Company Stock and shall be allocated to the Matching Contribution Accounts of Participants pursuant to the formula set forth Section 3.1(c).
3.7 Evaluation of Accounts.
          (a) Each Business Day, before making the allocations described in Section 3.6, the Committee (or the Committee’s delegate) shall determine the net investment gain or loss, after adjustment for applicable expenses, if any, of the Investment Funds since the immediately preceding Business Day. The net investment gain or loss of the Investment Funds will be allocated to each Participant’s Compensation Deferral Account in an amount bearing the same ratio to the net investment gain or loss of the Investment Fund as the Participant’s “Adjusted Account Balance” (as defined herein) bears to the total of all the “Adjusted Account Balances” as of such Business Day in such Investment Fund.
          For purposes of this Subsection, “Adjusted Account Balance” as of any Business Day shall be the balance in the Account in the Investment Fund as of the immediately preceding Business Day, adjusted to take into account distributions, withdrawals, loans or transfers to or from another Investment Fund, if any, since the immediately preceding Business Day. For this purpose, the Adjusted Account Balance on any day shall not include amounts allocated as of that day unless the amount has been contributed to the Plan and invested in the particular Investment Fund.

          (b) The Administrator may adopt any other nondiscriminatory method or methods, in addition to or in lieu of the foregoing, to equitably allocate investment income to Accounts and/or to determine Adjusted Account Balances for purposes of such allocations.
3.8 Requirements for Participant Elections.
          (a) This Section 3.8 sets forth the requirements for Participants (or Beneficiaries) to make elections regarding (1) initial and subsequent elections with respect to the amount of the Participant’s Compensation Deferral Contributions and the investment of Compensation Deferral Contributions into Investment Funds and (2) elections with respect to redirection of Account balances into Investment Funds.
     (b) (1) Unless the Committee determines otherwise, the initial election to make Compensation Deferral Contributions and the investment of such Compensation Deferral Contributions shall be made on a written form provided by the Committee filed at such time provided by the Committee.
          (2) Although written forms (provided by the Committee) may be used, they are not required to make subsequent changes in the amount or investment of Compensation Deferral Contributions or redirections of existing Account balances. In lieu thereof, such elections may be made through a Voice Response System, which is a toll-free telephone line which will permit each Participant to make elections described in this Section 3.8. To give directions, a Participant will be assigned a confidential personal identification number (which can be changed by the Participant) and must identify himself using this personal identification number and his social security number for all telephonic directions.
     (3) Elections with respect to investment of Compensation Deferral Contributions will generally be effective for contributions made on and after the first day of the first payroll period after notice is given (or as soon as practicable thereafter). Notice must be given on the Voice Response System (or by written form) no later than such time and dates established by the Committee from time to time preceding such date.
     (4) Elections for redirections of existing Account balances will generally be effective as of the Business Day on which notice is given, provided that notice must be given on the Voice Response System no later than such time established by the Committee from time to time on such Business Day. Otherwise, the election will be effective on the following Business Day. Elections on written forms will be forwarded to the Trustee within a reasonable time of receipt by the Company and will generally be effective as of the Business Day on which the Trustee receives the form. Otherwise, the election will be effective on the Business Day following the Business Day on which the Trustee receives the form. Notwithstanding the foregoing, the transfer into an Investment Fund may be effected on the Business Day following the transfer out of the other Investment Fund.
     (5) As soon as practicable after an election is made pursuant to the Voice Response System, the Committee (or its delegate) shall send the

Participant or Beneficiary a written confirmation containing the particulars of said election. If the Participant or Beneficiary fails to object, in writing, within 15 days after the election was effective that the written confirmation is incorrect, the particulars set forth in such written confirmation shall be deemed conclusive evidence of the election made by the Participant or Beneficiary.
          (6) Reasonable efforts will be used to process elections as set forth above. Notwithstanding the preceding sentence or the foregoing paragraphs (1) — (5), neither the Company, the Committee, the Trustee nor any other person guarantees that any election will be so processed. Each of the elections shall be made in conformance with such procedures as are established by the Committee in its sole and complete discretion. Subject to applicable law, the Committee may adopt new rules or alter any of the foregoing rules as it deems appropriate in its sole and complete discretion including, without limitation, eliminating or expanding the Voice Response System, implementing a requirement of written forms, establishing the effective date and notice date for any type of election and limiting the number of elections that may be made by a Participant during any specified period. Any such rule shall be deemed adopted by the Committee if it is distributed to Participants generally in a written communication.
3.9 Status Reports.
          Within a reasonable period of time after the end of each quarter, the Committee shall notify each Participant with respect to the status of such Participant’s

Accounts as of such date. The status report shall state the value of assets in each Participant’s Compensation Deferral, Matching Contribution and PAYSOP Accounts in a dollar amount reflecting any increase or decrease in the market or cash value of such assets compared to the value of such assets as of the next preceding quarter end. The total cumulative amounts credited to each Participant’s Accounts shall represent each Participant’s share of the Trust as of such date. Such notification shall not vest in any Participant any right, title or interest in the Trust, except to the extent, at the time or times, and upon the terms and conditions set forth herein. Neither the Employer, the Trustee, nor the Committee to any extent warrant, guarantee or represent that the value of any Participant’s Accounts at any time will equal or exceed the amount previously allocated or contributed thereto.
3.10 Corrections.
          In the event the Committee determines that a Participant was excluded from participation in error, or was mistakenly omitted and was not credited with allocations pursuant to Section 3.6 or an error caused a Participant to be credited with less than his full allocations pursuant to Sections 3.6 or 3.7, the Committee shall determine the amounts, or additional amounts, which should have been credited to such Participant’s Account or Accounts. To correct any such error or omission, the Employer shall make a special contribution.
3.11 Investment Funds.
          (a) No less than seven separate Investment Funds shall be established under this Plan, one of which shall be the Company Stock Fund. The Board of Directors or Committee may add, substitute, select and change the Investment Funds from time to time in its discretion. The Board of Directors or the Committee may select (1) the mutual fund or collective investment funds in which the Investment Fund is invested or (2) the Investment Manager responsible for managing the particular Investment Fund. Subject to Section 3.8, pursuant to rules established by the Committee, each Participant shall have the right and obligation to designate in which of the Investment Funds his existing Compensation Deferral Account and/or future Compensation Deferral Contributions will be invested. The Participant may designate that his existing Compensation Deferral Account and/or future Compensation Deferral Contributions be invested in more than one Investment Fund, provided that such designation be in increments of 1% of the balance of such Account or Compensation Deferral Contributions, as the case may be. If any Participant fails to designate the Investment Fund or Funds in which his Compensation Deferral Account shall be invested, the Participant shall be deemed to have designated that all of his Compensation Deferral Account be invested in an Investment Fund designated by the Committee resembling a money market fund. Any direction by a Participant for investment of future contributions made shall be deemed a continuing direction until changed. Upon such a change in designation, the Committee shall direct the Trustee to make the appropriate transfer between Investment Funds.
          (b) Section 404(c) Provisions.
          (1) The Plan is intended to constitute a plan described in Section 404(c) of ERISA, and the regulations thereunder. As a result, with respect to elections described in the Plan and any other exercise of control by a Participant or his Beneficiary over assets in the Participant’s Accounts, such Participant or

Beneficiary shall be solely responsible for such actions and neither the Trustee, the Committee, the Company, an Investment Manager nor any other person or entity which is otherwise a Fiduciary shall be liable for any loss or liability which results from such Participant’s or Beneficiary’s exercise of control.
     (2) The Committee shall provide to each Participant or his Beneficiary the information described in Section 2550.404c-1(b)(2)(i)(B)(1) of the Department of Labor Regulations. Upon request by a Participant or his Beneficiary, the Committee shall provide the information described in Section 2550.404c-1(b)(2)(i)(B)(2) of the Department of Labor Regulations.
     (3) The Committee may take such other actions or implement such other procedures as it deems necessary or desirable in order that the Plan comply with Section 404(c) of ERISA.
     (4) The Committee shall take such actions and establish such procedures as it deems necessary to ensure the confidentiality of information regarding the purchase, sale, and holding of Company Stock, and the exercise of voting, tender and similar rights with respect to such stock by a Participant or his Beneficiary. Notwithstanding the foregoing, such information may be disclosed to the extent necessary to comply with applicable state and federal laws.
     (5) In the event of a tender or exchange offer with respect to the Company, or in the event of a contested election with respect to the Board of Directors of the Company, the Company shall, at its own expense, appoint an independent Fiduciary to carry out the Committee’s administrative functions with respect to the Company Stock Fund. Such independent Fiduciary shall not be an “affiliate” of the Company as such term is defined in Section 2550.404c-1(e)(3) of the Department of Labor Regulations.
3.12 Section 402(g) Limit on Compensation Deferral Contributions.
          (a) Compensation Deferral Contributions made on behalf of any Participant under this Plan and all other plans (which are described in Section 3.12(c)) maintained by the Company or a Related Company shall not exceed the limitation under Code Section 402(g)(1) for the taxable year of the Participant, as adjusted annually under Section 402(g)(5) of the Code, and shall be effective as of January 1 of each calendar year.
          (b) In the event that the dollar limitation provided for in Section 3.12(a) is exceeded, the Participant is deemed to have requested a distribution of the excess amount by the first March 1 following the close of the Participant’s taxable year, and the Committee shall distribute such excess amount, and any income allocable to such amount, to the Participant by April 15th. In determining the excess amount distributable with respect to a Participant’s taxable year, excess Compensation Deferral Contributions previously distributed for the Plan Year beginning with or within such taxable year shall reduce the amount otherwise distributable under this Paragraph (b).
          (c) In the event that a Participant is also a participant in (1) another qualified cash or deferred arrangement as defined in Section 401(k) of the Code, (2) a simplified employee pension, as defined in Section 408(k) of the Code, or (3) a salary reduction arrangement, within the meaning of Section 3121(a)(5)(D) of the Code, and the elective deferrals, as defined in Section 402(g)(3) of the Code, made under such other arrangement(s) and this Plan cumulatively exceed the dollar limit under Section 3.12(a) for such Participant’s taxable year, the Participant may, not later than March 1 following the close of his taxable year, notify the Committee in writing of such excess and request that the Compensation Deferral Contributions made on his behalf under this Plan be reduced by an amount specified by the Participant. The Committee may then determine to distribute such excess in the same manner as provided in Section 3.12(b).
3.13 Section 401(k) Limitations on Compensation Deferral Contributions.
          (a) The Committee will estimate, as soon as practical before the close of the Plan Year and at such other times as the Committee in its discretion determines, the extent, if any, to which Compensation Deferral Contribution treatment under Section 401(k) of the Code may not be available to any Participant or class of Participants. In accordance with any such estimate, the Committee may modify the limits in Section 3.1(b), or set initial or interim limits, for Compensation Deferral Contributions relating to any Participant or class of Participants. These rules may include provisions authorizing the suspension or reduction of Compensation Deferral Contributions above a specified dollar amount or percentage of Compensation.
          (b) For each Plan Year prior to 2000, an actual deferral percentage will be determined for each Participant equal to the ratio of the total amount of the Participant’s Compensation Deferral Contributions allocated under Section 3.1(b) for the Plan Year divided by the Participant’s Compensation in the Plan Year. For purposes of this Section 3.13, “Compensation” shall meet the requirements of Section 414(s) of the Code and Treasury Regulations. For purposes of this Section 3.13, the Company, in its sole discretion, may treat all or any part of its Matching Contributions as Compensation Deferral Contributions to the extent permitted by Treasury Regulation Section 1.401(k)-1(b)(5). At the time any such Matching Contributions are made, they (together with any gains or losses attributable to such amounts) must be non-forfeitable and subject to the provisions of the Plan pertaining to distributions of amounts from Compensation Deferral Contribution Accounts, and must be accounted for separately to the extent required by Treasury Regulations. In the case of family members treated as a single Highly Compensated Employee under Paragraph (3) of the definition of “Highly Compensated Employee” in Section 1.2, in accordance with the family aggregation rules of Section 414(q)(6) of the Code, the actual deferral percentage shall be determined by combining the Compensation Deferral Contributions and Compensation of all eligible family members. Except to the extent taken into account in the preceding sentence, the Compensation Deferral Contributions and Compensation of such family members shall be disregarded for purposes of determining the actual deferral percentages for the group of non-Highly Compensated Employees under this Section 3.13. The preceding two sentences regarding family aggregation shall not apply to Plan Years beginning on or after January 1, 1997. An Employee’s Compensation taken into account for this purpose shall be limited to Compensation received during the Plan Year while the Employee is a Participant. Except as otherwise provided in this Section 3.13(b), with respect to Participants who have made no Compensation Deferral Contributions under this Plan, such actual deferral percentage will be zero.
          (c) The average of the actual deferral percentages for Highly Compensated Employees (“High Average”) when compared with the average of the actual deferral percentages for non-Highly Compensated Employees (“Low Average”) must meet one of the following requirements:
     (1) The High Average is no greater than 1.25 times the Low Average; or
     (2) The High Average is no greater than two times the Low Average, and the High Average is no greater than the Low Average plus two percentage points.
For this purpose (1) a Compensation Deferral Contribution shall be taken into account only if it relates to Compensation that either would have been received by the Employee in the Plan Year (but for the election) or is attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within 2-1/2 months after the close of the Plan Year (but for the election); (2) a Compensation Deferral Contribution shall be taken into account only if it is allocated as of a date within the applicable Plan Year (for this purpose, an Employee’s Compensation Deferral Contribution is considered allocated as of a date within a Plan Year if the allocation is not contingent on participation or performance of services after such date and it is actually paid to the Trust no later than 12 months after the Plan Year to which the contribution relates); (3) all elective contributions that are made under two or more plans that are aggregated for purposes of Code Section 401(a)(4) or 410(b) (other than Code Section 410(b)(2)(A)(ii)) shall be treated as made under a single plan which must satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan; (4) if this Plan and one or more other Plans are permissively aggregated for purposes of Section 401(k) of the Code, such aggregated plans must also satisfy Section 401(a)(4) and 410(b) of the Code as though they were a single plan; and (5) the actual deferral ratio of a Highly Compensated Employee shall be determined by treating all cash or deferred arrangements under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single arrangement.
          (d) If, at the end of a Plan Year, a Participant or class of Participants has excess Compensation Deferral Contributions, then the Committee may elect, at its discretion, to pursue any of the following courses of action or any combination thereof:
     (1) Excess Compensation Deferral Contributions, and any earnings attributable thereto through the end of the Plan Year, may be distributed to the Participant within the 2-1/2 month period following the close of the Plan Year to which the excess Compensation Deferral Contributions relate to the extent feasible, but in all events no later than 12 months after the close of such Plan Year.
     (2) The Company, in its discretion, may make a contribution to the Plan, which will be allocated as a fixed dollar amount among the Accounts of non-Highly Compensated Employees who have met the requirements of Section 2.1. At the time any such Matching Contributions are made, they (together with any gains or losses attributable to such amounts) must be non-forfeitable and subject to the provisions of the Plan pertaining to distributions of amounts from Compensation Deferral Contribution Accounts, and must be accounted for separately to the extent required by Treasury Regulations. In addition, such Contributions must meet the rules of Treasury Regulation Section 1.401(k)-1(b)(5).

Any such excess Compensation Deferral Contributions distributed from the Plan with respect to a Participant for a Plan Year shall be reduced by any amount previously distributed to such Participant under Section 3.12(b) for the Participant’s taxable year ending with or within such Plan Year.
          (e) Excess Compensation Deferral Contributions for Plan Years beginning on or after January 1, 1997 shall be determined by the Committee in accordance with this Section 3.13(e). The Committee shall calculate a tentative reduction amount to the Compensation Deferral Contributions of the Highly Compensated Employee(s) with the highest actual deferral percentage equal to the amount which, if it were actually reduced, would enable the Plan to meet the limits in (c) above, or to cause the actual deferral percentage of such Highly Compensated Employee(s) to equal the actual deferral percentage of the Highly Compensated Employee(s) with the next-highest actual deferral percentage, and the process shall be repeated until the limits in (c) above are satisfied. The aggregate amount of the tentative reduction amounts in the preceding sentence shall constitute “Refundable Contributions.” If Section 3.13(d)(1) applies, the entire aggregate amount of the Refundable Contributions shall be refunded to Highly Compensated Employees (as set forth in subsection (d)(2)). The amount to be refunded to each Highly Compensated Employee (which shall constitute his excess Compensation Deferral Contributions) shall be determined as follows: (i) the Compensation Deferral Contributions of the Highly Compensated Employee(s) with the highest dollar amount of Compensation Deferral Contributions shall be refunded to the extent that there are Refundable Contributions or to the extent necessary to cause the dollar amount of Compensation Deferral Contributions of such Highly Compensated Employee(s) to equal the dollar amount of Compensation Deferral Contributions of the Highly Compensated Employee(s) with the next-highest Compensation Deferral Contributions, and (ii) the process in the foregoing clause shall be repeated until the total amount of Compensation Deferral Contributions refunded equals the total amount of Refundable Contributions. The Committee will not be liable to any Participant (or his Beneficiary, if applicable) for any losses caused by inaccurately estimating or calculating the amount of any Participant’s excess Compensation Deferral Contributions and earnings attributable to the Compensation Deferral Contributions.
          (f) If the Committee determines that an amount to be deferred pursuant to the election provided in Section 3.2 would cause Company contributions under this and any other tax-qualified retirement plan maintained by any Company to exceed the applicable deduction limitations contained in Section 404 of the Code, or to exceed the maximum Annual Addition determined in accordance with Section 4.2, the Committee may treat such amount in accordance with the rules in Section 3.13(d)(1) hereof.
          (g) In the discretion of the Committee, the tests described in this section may be applied by aggregating the Plan with any other defined contribution plans permitted under the Code.
          (h) The provisions of this Section 3.13 shall not apply to Plan Years beginning on or after January 1, 2000; the Plan is intended to comply with the safe harbor provision of Section 401(k)(12) of the Code on and after such date.

3.14 Section 401(m) Limitations on Matching Contributions.
          (a) The Committee will estimate, as soon as practical, before the close of the Plan Year and at such other times as the Committee in its discretion determines, the extent, if any, to which Matching Contributions may not be available to any Participant or class of Participants under Code Section 401(m). In accordance with any such estimate, the Committee may modify the percentages in Section 3.1(c) or set initial or interim Matching Contributions relating to any Participant or class of Participants. After determining the amount of excess Compensation Deferral Contributions, if any, under subsections 3.13(a) and (b), the Committee shall determine the aggregate contribution percentage under (b) below.
          (b) For each Plan Year beginning on or after January 1, 1997 but prior to January 1, 2000, a contribution percentage will be determined for each Participant equal to the ratio of the total amount of the Participant’s Matching Contributions allocated under Sections 3.1(c) for the Plan Year divided by the Participant’s Compensation in the Plan Year. For purposes of this Section 3.14, “Compensation” shall meet the requirements of Section 414(s) of the Code and Treasury Regulations. For purposes of this Section 3.14, the Company, in its sole discretion, may treat all or any part of its Compensation Deferral Contributions as Matching Contributions to the extent permitted by Treasury Regulations. Except as otherwise permitted by the Code or Treasury Regulations, any such Compensation Deferral Contributions that are treated as Matching Contributions shall not be treated as Compensation Deferral Contributions for purposes of Section 3.13(b). If Compensation Deferral Contributions are treated as Matching Contributions, the Plan must satisfy Section 3.13(b) both by counting such amounts as Compensation Deferral

Contributions and by excluding such amounts as Compensation Deferral Contributions. Furthermore, any Matching Contributions treated as Compensation Deferral Contributions under Section 3.13(b) shall not be used to satisfy the requirements of this Section 3.14(b), except as otherwise permitted by the Code or Treasury Regulations. In the case of family members treated as a single Highly Compensated Employee under Paragraph (e) of the definition of “Highly Compensated Employee” in Section 1.2, in accordance with the family aggregation rules of Section 414(q)(6) of the Code, the contribution percentage shall be determined by combining the Matching Contributions and Compensation of all eligible family members. Except to the extent taken into account in the preceding sentence, the Matching Contribution, Compensation and all amounts treated as Matching Contributions of such family members shall be disregarded for purposes of determining the average of the contribution percentages for the group of non-Highly Compensated Employees under this Section 3.14. An Employee’s Compensation taken into account for this purpose shall be limited to Compensation received during the Plan Year while the Employee is a Participant. The preceding two sentences regarding family aggregation shall not apply to Plan Years beginning on or after January 1, 1997. Except as otherwise provided in this Section 3.14(b), with respect to Participants for whom there were no Employer Matching Contributions under this Plan, such contribution percentage will be zero.
          (c) The average of the contribution percentages for Highly Compensated Employees (“High Average”) when compared with the average of the contribution percentages for non-Highly Compensated Employees (“Low Average”) must meet one of the following requirements:

     (1) The High Average is no greater than 1.25 times the Low Average; or
     (2) The High Average is no greater than two times the Low Average, and the High Average is no greater than the Low Average plus two percentage points.
For the purpose of this paragraph, (1) an excess Compensation Deferral that is recharacterized shall be taken into account in the Plan Year in which the contribution would have been received in cash by the Employee had the Employee not elected to defer the amounts; a Matching Contribution shall be taken into account for a Plan Year only if it is paid to the Trust Fund by the end of the 12th month following the close of that year; and Matching Contributions which are used to meet the requirements of Section 401(k)(3)(A) of the Code shall not be taken into account; (2) all contributions that are made under two or more plans that are aggregated for purposes of Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A) of the Code) shall be treated as made under a single plan; (3) if this Plan and one or more other Plans are permissively aggregated for purposes of Section 401(m) of the Code, such aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan; and (4) the contribution percentage of a Highly Compensated Employee who is eligible to participate in more than one plan maintained by the Affiliated Company to which the employee voluntary contributions or matching contributions are made shall be calculated by treating all plans subject to Section 401(m) of the Code under which the Employee is eligible to participate (other than those that may not be permissively aggregated) as a single plan.

          (d) If, at the end of a Plan Year, a Participant or a class of Participants has excess contributions, then the Committee may elect, at its discretion, to pursue any of the following courses of action or any combination thereof:
     (1) Excess Matching Contributions (and any earnings attributable thereto through the end of the Plan Year) attributable to excess Compensation Deferral Contributions under Section 3.12 or 3.13 may be forfeited.
     (2) Excess Matching Contributions (and any earnings attributable thereto through the end of the Plan Year) that are not vested may be forfeited.
     (3) Excess Matching Contributions (and any earnings attributable to such excess amounts through the end of the Plan Year) will be distributed to the Participant within the 2-1/2 month period following the close of the Plan Year to the extent feasible, and in all events no later than 12 months after the close of Plan Year.
     (4) The amount of the Matching Contribution allocation for any Participant for a Plan Year shall not exceed the amount which would be allocated if any Compensation Deferral Contributions that are distributed due to the Section 401(k) or Section 401(m) discrimination tests or Section 402(g) limitations were disregarded. Any excess Matching Contribution allocations made in violation of the preceding sentence shall be forfeited.

          (e) For Plan Years beginning on and after January 1, 1997, the amount of excess Matching Contributions shall be determined by the Committee by reducing the contribution percentage of the Highly Compensated Employee(s) with the highest contribution percentage to the extent required to enable the Plan to meet the limits in (c) above or to cause the contribution percentage of such Employee(s) to equal the contribution percentage of the Highly Compensated Employee(s) with the next-highest contribution percentage. The process in the preceding sentence shall be repeated until the Plan satisfies the limits in (c) above. The aggregate amount of the reduction amounts in the preceding sentence shall constitute “Refundable Company Contributions.” To the extent Section 3.14(d)(1)-(3) applies, the entire aggregate amount of the Refundable Company Contributions shall be refunded to Highly Compensated Employees (or forfeited). The amount to be refunded to each Highly Compensated Employee (or forfeited) (which shall constitute his excess Matching Contributions) shall be determined as follows: (i) the Matching Contributions made with respect to the Highly Compensated Employee(s) with the highest dollar amount of Matching Contributions shall be refunded to the extent that there are Refundable Company Contributions or to the extent necessary to cause the dollar amount of Matching Contributions of such Highly Compensated Employee(s) to equal the dollar amount of Matching Contributions made with respect to the Highly Compensated Employee(s) with the next-highest Matching Contributions, and (ii) the process in the foregoing clause shall be repeated until the total amount of Matching Contributions refunded equals the total amount of Refundable Company Contributions. The earnings attributable to excess contributions will be determined in accordance with Treasury Regulations. The Committee will not be liable to any Participant (or to his

Beneficiary, if applicable) for any losses caused by inaccurately estimating or calculating the amount of any Participant’s excess contributions and earnings attributable to the contributions.
          (f) The tests of Sections 3.13(c) and 3.14(c) shall be met in accordance with the prohibition against the multiple use of the alternative limitation under Code Section 401(m)(9). The method of correction for multiple use, if any, shall be made by reducing the actual deferral percentage, the actual contribution percentage of Highly Compensated Employees, or a combination of the two, in the manner described in Treasury Regulation Section 1.401(m)-(2)(c)(3).
          (g) The provisions of this Section 3.14 shall not apply to Plan Years beginning on or after January 1, 2000; the Plan is intended to comply with the safe harbor provision of Section 401(m)(10) of the Code on and after such date.
3.15 Rollover Contributions.
          (a) A Participant who, as a result of a termination of employment, disability or attainment of age 59-1/2, has received a distribution from a plan which meets the requirements of Section 401(a) of the Code may, in accordance with procedures approved by the Committee, transfer the distribution received from the other plan to the Trust; provided that the distribution is eligible for rollover treatment and exclusion from the gross income of the Participant under the Code.
          (b) The Committee shall develop such procedures, and may require such information from an Employee desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Committee, the amount transferred shall be deposited in the Trust and shall be credited to an account which shall be referred to as the “Rollover Account.” Such account shall be 100% vested in the Employee and shall share in income allocations as provided in the Plan, but shall not share in Company contribution allocations. Upon termination of employment, the total amount of the Employee’s Rollover Account shall be distributed in accordance with Article V.

ARTICLE IV.
LIMITATION ON ANNUAL ADDITIONS
4.1 Definitions.
          As used in this Article, the following terms shall have the meanings specified below.
          “Annual Additions” shall mean the sum credited to a Participant’s Accounts for any Plan Year of (1) Compensation Deferral Contributions, (2) Matching Contributions, (3) amounts allocated to an individual medical account, as defined in Section 415(l)(1) of the Code which is part of a defined benefit plan maintained by the Company, and (4) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Section 9.2 of the Plan) under a welfare benefit plan (as defined in Section 419(e) of the Code) maintained by the Company.
          “Defined Benefit Plan” means a plan described in Section 414(j) of the Code.
          “Defined Contribution Plan” means a plan described in Section 414(i) of the Code.
          “Defined Benefit Plan Fraction” shall mean a fraction, the numerator of which is the projected annual benefit (determined as of the close of the relevant Plan Year) of the Participant under all Defined Benefit Plans maintained by one or more Related

Companies, and the denominator of which is the lesser of (i) the product of 1.25 multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for the Plan Year, or (ii) the product of 1.4 multiplied by the amount which may be taken into account under Section 415(b)(1)(B) of the Code with respect to the Participant for the Plan Year.
          “Defined Contribution Plan Fraction” shall mean a fraction, the numerator of which is the sum of the annual additions to a Participant’s Accounts under all Defined Contribution Plans maintained by one or more Related Companies, and the denominator of which is the sum of the lesser of (i) or (ii) for such year and for each prior year of service with one or more Related Companies, where (i) is the product of 1.25 multiplied by the dollar limitation in effect under Section 415(c)(1)(A) of the Code for the Plan Year (determined without regard to Section 415(c)(6) of the Code), and (ii) is the product of 1.4 multiplied by the amount which may be taken into account under Section 415(c)(1)(B) of the Code (or Section 415(c)(7) of the Code, if applicable) with respect to the Participant for the Plan Year. Notwithstanding the foregoing, the numerator of the Defined Contribution Plan Fraction shall be adjusted pursuant to Treasury Regulations 1.415-7(d)(1) and Questions T-6 and T-7 of Internal Revenue Service Notice 83-10.
          “Section 415 Compensation” shall mean a Participant’s Compensation reported on Form W-2. Effective January 1, 1998, “Section 415 Compensation” shall include elective deferrals as defined in Section 402(g)(3) of the Code and any amount which is contributed or deferred by the Company or a Related Company at the election of an Employee and which is not includible in the gross income of the Employee by reason of Section 125 of the Code.

          Compensation for any limitation year is the compensation actually paid or includible in gross income during such year.
4.2 Section 415 Limitations.
          (a) Notwithstanding anything else contained herein, Annual Additions during any Plan Year to the Accounts of a Participant shall not exceed the lesser of $30,000 (or such other dollar amount which results from cost of living adjustments under Section 415(d) of the Code) or 25% of the Participant’s Section 415 Compensation from the Employer and all Related Companies during the Plan Year. In the event that Annual Additions to the Accounts of a Participant would exceed the aforesaid limitations, they shall be reduced in the following priority: (1) reduction of Compensation Deferral Contributions (including attributable earnings); and (2) reduction of the Matching Contribution. If a Participant’s Compensation Deferral Contribution is reduced, it shall be paid to the Participant in cash.
          (b) If the Employer or any Related Company contributes amounts, on behalf of Employees covered by this Plan, to other Defined Contribution Plans, the limitation on Annual Additions provided in this Article IV shall be applied to Annual Additions in the aggregate to this Plan and such other plans. Reduction of Annual Additions, where required, shall be accomplished first by reductions under such other plans pursuant to the directions of the Named Fiduciary for administration of such other plans or under priorities, if any, established by the terms of such other plans, and then, if necessary, by reducing contributions under this Plan.

          (c) In any case where a Participant under this Plan is also a Participant under a Defined Benefit Plan, or is a Participant under a Defined Benefit Plan and other Defined Contribution Plans maintained by the Employer or a Related Company, the sum of the Defined Benefit Plan Fraction and the Defined Contribution Plan Fraction shall not exceed 1.0. Reduction of contributions to or benefits from all plans, where required, shall be accomplished by first reducing benefits under such other Defined Benefit Plan or Plans, then by allocating any excess in the manner and priority set out above with respect to other Defined Contribution Plans, and finally by allocating any remaining excess for this Plan in the manner and priority set out above with respect to this Plan. Effective beginning January 1, 2000, the preceding two sentences shall not apply to any Participant who retires on or after January 1, 2000.

ARTICLE V.
BENEFITS
5.1 Vesting of Interests.
          The interest of each Participant in his Compensation Deferral Account, Matching Contributions Account and his PAYSOP Account shall be 100% vested and nonforfeitable.
5.2 Distribution of Benefits.
          (a) A Participant’s benefits under this Plan shall become distributable upon Severance from Service.
          (b) The amount of the benefit distributable to a former Participant shall be the amount credited to such Participant’s Accounts as of the Distribution Value Date.
     (c) (1) When benefits become distributable, the Committee shall direct the Trustee to distribute the amount described in paragraph (b) above, promptly after the total of such amount has been computed. Except as provided in the next sentence, the balance of the Accounts shall be distributed in the form of a cash lump sum. The balance of a Participant’s (1) Compensation Deferral Account invested in the Company Stock Fund and (2) Matching Contribution Account and PAYSOP Account shall be distributed in Company Stock or, if the Participant elects, in the form of a cash lump sum. Notwithstanding the preceding sentence, if the amount of Company Stock in a terminated Participant’s Accounts includes a fractional share, the value of said fractional share of Company Stock on the Distribution Value Date.
     (2) The foregoing notwithstanding, if the Participant terminates employment prior to the March 1 of the calendar year following the calendar year of attainment of age 70-1/2 and the value of the balance of the Participant’s accrued benefits exceeds $5,000 ($3,500 prior to January 1, 1998), immediate distribution shall be made only upon the Participant’s written request or consent. If the distribution exceeds $5,000, an explanation of the Participant’s right to defer distribution of the nonforfeitable balance of his Accounts shall be provided to the Participant no less than 30 and no more than 90 days before the date such distribution is to be made (consistent with such regulations as the Secretary of the Treasury may prescribe). Subject to (g) below, if a Participant does not so request or consent (unless Treasury Regulations otherwise provide and the Committee adopts different rules), distribution shall be delayed until the earlier of the Participant’s death, the March 1 of the calendar year following the calendar year the Participant attains age 70-1/2, or the date the Participant consents in writing to a distribution. If the nonforfeitable balance of a terminating Participant’s Accounts is a distribution to which Section 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice described above is given, provided that: (i) the Committee clearly informs the Participant that the Participant has the right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (ii) the Participant, after receiving the notice, affirmatively elects an immediate distribution.
          (d) The payment of benefits hereunder shall commence no later than 60 days following the close of the later of the Plan Year in which a Participant attains Normal Retirement Age or the Plan Year in which the Participant terminates employment (unless the amount of the Participant’s benefit has not been calculated by that date or the Participant cannot be located, in which case distribution shall begin no later than 60 days after the payment can be calculated or the Participant located) except to the extent that Section 5.2(a) requires a contrary result.
          (e) Any Company Stock distributed shall be subject to any condition restricting transfer required by state or federal securities laws.
          (f) The distribution of a Participant’s benefit as set forth above shall be full payment and satisfaction of any obligation of the Employer, the Trustee, and the Committee.
          (g) Notwithstanding anything to the contrary contained herein, each Participant’s Accounts must be distributed in a lump sum in accordance with Section 5.2(c) (except that the amount shall be the balance as of the preceding December 31) no later than the April 1 of the calendar year following the calendar year in which the Participant attains age 70-1/2 (or, if later, but only with respect to a Participant born before July 1, 1917, by the April 1 of the calendar year following the calendar year in which the Participant retires). In addition, the distribution options under this Plan shall comply with Section 401(a)(9) of the Code and the regulations thereunder, which are hereby incorporated by this reference as part of the Plan.
          (h) Notwithstanding anything to the contrary herein, no Company Stock allocated to a Participant’s PAYSOP Account may be distributed before the end of the 84th month beginning after the date as of which such Company Stock was allocated to such PAYSOP Account except in the case of the Participant’s Disability, death or other Severance from Service. This 84-month restriction shall not apply to distributions in the case of certain corporate reorganizations described in Section 409(d) of the Code.
5.3 In Service Withdrawals.
          (a) A Participant shall be entitled to request a distribution of the lesser of the balance of his Compensation Deferral Account or total unwithdrawn Compensation Deferral Contributions after he has attained age 59-1/2. Such a distribution shall be permitted only once every two years (while a Participant remains as an Employee). A Participant receiving such a distribution may continue to make Compensation Deferral Contributions subject to any rules established by the Committee.
     (b) (1) Subject to the approval of the Committee and guidelines promulgated by the Committee, withdrawals from the Participant’s Compensation Deferral Account may be permitted to meet a financial hardship resulting from:
     (A) Uninsured medical expenses previously incurred by the Participant, or the Participant’s spouse or dependent or necessary to obtain such medical care;

     (B) The purchase (excluding mortgage payments) of a principal residence of the Participant;
     (C) The payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, or the Participant’s spouse, children or dependents;
     (D) The prevention of eviction of the Participant from his principal residence, or foreclosure on the mortgage of the Participant’s principal residence; and
     (E) Any other event described in Treasury Regulations or rulings as an immediate and heavy financial need and approved by the Company as a reason for permitting distribution under this section.
The Committee shall determine, in a nondiscriminatory manner, whether a Participant has a financial hardship. A distribution may be made under this section only if such distribution does not exceed the amount required to meet the immediate financial need created by the hardship (including taxes or penalties reasonably anticipated from the distribution) and is not reasonably available from other resources of the Participant.
     (2) The withdrawal amount shall not in any event exceed the value of the Participant’s Compensation Deferral Account as of the Distribution Value Date. In addition, except as provided otherwise in the following sentence, the withdrawal amount shall not exceed the value of the Participant’s Compensation Deferral Contributions to such Accounts, less previous withdrawals and excluding earnings. Notwithstanding the foregoing, any distribution under this section may include earnings accrued to the Participant’s Compensation Deferral Account prior to 1989. Payment of the withdrawal shall be in a single sum as soon as practicable following the date on which the withdrawal is approved by the Committee.
     (3) If a Participant withdraws any amount from his Compensation Deferral Account pursuant to this section, he must agree in writing that he shall be unable to elect that any Compensation Deferral Contributions or any other employee contributions (excluding mandatory employee contributions to a defined benefit plan) be made on his behalf under this Plan or under any other plan maintained by the Company or a Related Company until one year after receipt of the withdrawal. For purposes of the preceding sentence, a plan includes any qualified plan or nonqualified plan of deferred compensation any stock purchase or stock option plan, but does not include cafeteria plans or any other health or welfare benefit plans. In addition, a Participant who withdraws any amount from his Compensation Deferral Account pursuant to this section shall be unable to elect any Compensation Deferral Contributions under this Plan or under any other plan maintained by the Company or a Related Company for the Participant’s taxable year immediately following the taxable year of the withdrawal to the extent that such Compensation Deferral Contributions would exceed the applicable limit under Section 402(g) of the Code for such taxable year, reduced by the amount of such

Participant’s Compensation Deferral Contributions for the taxable year of the withdrawal.
     (4) A Participant shall not be permitted to make any withdrawals from his Compensation Deferral Account pursuant to this section until he has obtained all distributions, other than hardship distributions, and all non-taxable loans currently available under all qualified profit sharing and retirement plans maintained by the Company or a Related Company.
          (c) PAYSOP Distributions. A Participant who has attained age 55 and completed at least ten years of participation in the Plan (including any years of participation in the PAYSOP) may elect a distribution of a portion of his PAYSOP Account attributable to shares of Company Stock after December 31, 1986 (“Post-1986 Shares”), as provided in Section 401(a)(28)(B) of the Code. Such an election must be made on the prescribed form and filed with the Committee within the 90-day period immediately following the last day of a Plan Year in the Election Period. For purposes of this Section 5.3(c), the “Election Period” means the period of six consecutive Plan Years beginning with the Plan Year in which the Participant first becomes eligible to make an election.
          Notwithstanding Section 5.2(h), for each of the Plan Years in the Election Period, the Participant may elect a distribution of all of the amount of Post-1986 Shares allocated to his PAYSOP Account (prior to January 1, 1994, the minimum required by Section 410(a)(28) of the Code), less all shares with respect to which amounts have previously been “distributed” under this Section 5.3(c). No election shall be permitted if the balance of Post-1986 Shares in a Participant’s PAYSOP Account as of December 31 of the first Plan Year in the Election Period has a fair market value of $500 or less, unless and until the balance of Post-1986 Shares in his PAYSOP Account as of a subsequent December 31 in the Election Period exceeds $500.
          Distribution will be effected by distributing Company Stock to the Participant within 180 days after the applicable Plan Year.
5.4 Voting of Company Stock.
          Participants may exercise full voting rights with respect to their Accounts which is invested in the Company Stock Fund.
5.5 Direct Rollovers.
          (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, if a Distributee will receive an Eligible Rollover Distribution of at least $200, the Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover; provided, however, that a Distributee may not elect to have an Eligible Rollover Distribution of less than $500 paid directly to an Eligible Retirement Plan unless the Distributee elects to have his or her entire Eligible Rollover Distribution paid directly to the Eligible Retirement Plan.

          (b) Definitions.
     (1) An “Eligible Rollover Distribution” is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (iii) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (iv) effective for distributions after December 31, 1998, any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code; and (v) any other type of distribution which the Internal Revenue Service announces (pursuant to regulation, notice or otherwise) is not an Eligible Rollover Distribution.
     (2) An “Eligible Retirement Plan” is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the Surviving Spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

     (3) A “Distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s Surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.
     (4) A “Direct Rollover” is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

ARTICLE VI.
ADMINISTRATION
6.1 Committee Members.
          Southern California Water Company shall create an Investment Incentive Program Committee (herein referred to as the “Committee”), which Committee shall consist of at least three Employees, at least one of whom is an officer of the Southern California Water Company, and who shall be appointed by, and shall serve at the pleasure of, the Board of Directors. A person so selected shall become a member of the Committee by filing a written notice of acceptance with the Board of Directors. A member of the Committee may resign by delivering a written notice of resignation to the Board of Directors. The Board of Directors may remove any member by delivering a certified copy of its resolution of removal to such member. A resignation or removal shall be effective on the date specified. The Trustee shall be promptly notified in writing of the original membership and of any change in the membership of the Committee.
6.2 Committee Action.
          The Committee shall choose a Chairman and a Secretary (the Secretary need not be a member of the Committee). The Secretary shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the Committee’s administration of the Plan. Any action of the Committee shall be taken pursuant to a majority vote, or to the written consent of a majority of its members and such action shall constitute the action of the Committee and be binding the same as if all members had joined therein. A quorum of the Committee shall consist of two of its then acting members. The Secretary may execute any certificate or other written direction on behalf of the Committee including directions to the Trustee. All directions to the Trustee shall be in writing signed by the person or persons duly authorized to sign by the Committee.
          A member of the Committee shall not vote or act upon any matter which relates solely to such person as a Participant. If a matter arises affecting one of the members of the Committee as a Participant and the other members of the Committee are unable to agree as to the disposition of such matter, the Board of Directors shall appoint a substitute member of the Committee in the place and stead of the affected member, for the sole and only purpose of passing upon and deciding the particular matter.
6.3 Rights and Duties.
          The Committee, on behalf of the Participants and their Beneficiaries, shall be charged with the general administration of the Plan and shall be the administrator as defined in Section 3(16)(A) of ERISA and Named Fiduciary with respect to control and management of the Plan. The Committee shall enforce the Plan on a nondiscriminatory basis in accordance with its terms. The Committee shall have all full, complete and discretionary powers (and duties) to accomplish these purposes including, but not by way of limitation, the following:
          (a) To determine all questions relating to the eligibility of Employees to participate;
          (b) To determine, compute and certify to the Trustee the amount and kind of benefits payable to Participants and their Beneficiaries;

          (c) To authorize all disbursements for payment of benefits under the Plan by the Trustee from the Trust;
          (d) To maintain all the necessary records for the administration of the Plan other than those maintained by the Trustee;
          (e) To provide for disclosure of all information and filing or provision of all reports and statements to Participants, Beneficiaries or governmental bodies as shall be required by ERISA or the Code other than those prepared and filed by the Trustee;
          (f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
          (g) To interpret the provisions of the Plan and any rules of the Plan;
          (h) To appoint any agents, and to delegate to them or to the Trustee such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe, and to designate each such agent as a Fiduciary with regard to matters delegated to it;
          (i) To engage actuaries, attorneys, accountants, appraisers, brokers, consultants, administrators, physicians or other firms or persons and (with the Company and its officers, directors and employees) to rely upon the advice, opinions or valuations of any such persons and, except as required by law, be fully protected in acting or relying thereon in good faith; and

          (j) To establish claims procedures consistent with regulations of the Secretary of Labor for presentation of claims by Participants and Beneficiaries for Plan benefits, consideration of such claims, review of claim denials and issuance of decisions on review, and to appoint claims and review officials to conduct such claims procedures. Such claims procedures shall at a minimum consist of the following:
          (1) The Committee shall notify Participants and, where appropriate, Beneficiaries of their right to claim benefits under the claims procedures, shall make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claims should be filed.
          (2) The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than 90 days after the claim is received by the Committee, unless special circumstances require an extension of time for processing the claim. If an extension is required, notice of the extension shall be furnished the claimant prior to the end of the initial 90-day period, which notice shall indicate the reasons for the extension and the expected decision date. The extension shall not exceed 90 days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the preceding three sentences. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial, (2) specific reference to any provisions of this Plan on which denial is based, (3) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (4) an explanation of the procedure for further reviewing the denial of the claim under the Plan.
          (3) The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having 60 days after receipt of denial of his claim to request such review, the right to review all pertinent documents and the right to submit issues and comments in writing.
          (4) The Committee shall establish a procedure for issuance of a decision by the Committee not later than 60 days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of this Plan on which the decision is based.
6.4 Investment Responsibility.
          Except with respect to Company Stock as to which the Trustee has sole and full responsibility as provided in Section 5.1(b) of the Trust Agreement, the Committee

shall be the Named Fiduciary with respect to the investment, management and control of the Trust assets with full discretion in and sole responsibility for such investment, management and control of Trust Assets.
          The Committee shall have the power to delegate all or any part of its investment authority, management and control of Trust assets to the Trustee in writing. Where investment authority, management and control of Trust assets or any part thereof has been delegated to the Trustee by the Committee, the Trustee shall be the Fiduciary with respect to the investment, management and control of such Trust assets contributed by the Company and Participants with full discretion in the exercise of such investment, management and control. Except as otherwise provided by law, the Committee also may appoint an Investment Manager to invest the Trust assets or any part thereof and in such a case the Investment Manager shall be the Fiduciary with respect to the investment, management and control of such assets.
          Where investment authority, management, and control of Trust assets is not specifically delegated to the Trustee, the Trustee shall not be a Fiduciary with respect to the investment, management and control of Trust assets and shall be subject to the direction of the Committee or the Investment Manager appointed by the Committee, if any, regarding the investment, management and control of such assets, and in such case the Committee, or the Investment Manager, as the case may be, shall be the Fiduciary with respect to the investment, management and control of such assets.
          Notwithstanding the preceding paragraphs, Sections 8.8 or 8.9 or any other provision of this Plan, neither the Committee, the Trustee nor any Investment Manager

shall be a Fiduciary with respect to the designation or direction by a Participant (or Beneficiary) of Investment Funds with respect to that Participant’s Compensation Deferral Account. Each Participant (or Beneficiary) shall be the named Fiduciary (except as otherwise provided by Section 404(c) of ERISA) with respect to any designation or direction of Investment Funds with respect to his Deferral Compensation Account. As a result, with respect to designations and directions described in this Plan and any other exercise of control by a Participant (or Beneficiary) over assets in the Participant’s Compensation Deferral Account, such Participant (or Beneficiary) shall be solely responsible for such actions and neither the Committee, the Trustee, the Company, the Board of Directors nor any other person or entity which is otherwise a Fiduciary shall be liable for any loss or liability which results from such Participant’s or Beneficiary’s exercise of control.
6.5 Delegation of Non-Investment Fiduciary Responsibility.
          The Committee may, with respect to the Plan, delegate any of its administrative responsibilities, including its responsibility as administrator and the responsibilities of officers of the Committee, to any other person. Such delegation shall be accomplished by a written instrument executed by the Secretary of the Committee specifying responsibilities delegated and the fiduciary responsibilities allocated to such delegate. The allocation of such responsibilities shall be effective upon the date specified in the delegation, subject to written acceptance by the delegate. Any such delegation shall be communicated to Participants under such Plan or to Beneficiaries where required by ERISA in the same manner used for transmission to such persons of the summary plan description described in Section 102(a)(1) of ERISA with respect to the Plan. The

Committee shall take all actions necessary, including requiring periodic reports where it is deemed to be appropriate, to insure that it is fully informed of the status and operation of the Plan and of the delegate’s discharge of responsibilities delegated.
6.6 Liability of Fiduciaries.
          It is the intent of all Fiduciaries under the Plan and Trust that each Fiduciary shall be solely responsible for its own acts or omissions. Except to the extent required by ERISA or the Code, no Fiduciary shall have the duty to question whether any other Fiduciary is fulfilling any or all of the responsibilities imposed upon such other Fiduciary by ERISA or by any regulations or rulings issued thereunder. No Fiduciary shall have any liability for a breach of fiduciary responsibility of another Fiduciary with respect to the Plan or Trust unless he knowingly participates in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy said breach or, through his negligence in performing his own specific fiduciary responsibilities, has enabled such other Fiduciary to commit a breach of the latter’s fiduciary responsibilities.
6.7 Transmittal of Information.
          In order to enable the Committee to perform its functions under the Plan, the Employer shall supply full and timely information to the Committee or its authorized representative on all matters relating to the compensation of all Participants, their employment, their retirement, death, or the cause for termination of employment and such other pertinent facts as may be required. The Committee shall advise the Trustee and the Investment Manager, as appropriate, of such of the foregoing facts as may be pertinent to the duties of the Trustee and Investment Manager as delegated by the Committee under the Plan.
6.8 Duty of Care.
          In the exercise of its powers and duties as administrator and Fiduciary with respect to the control and management of the Plan, the Committee shall exercise such powers and duties solely in the interest of the Participants and Beneficiaries of the Plan for the exclusive purpose of providing benefits to Participants and their Beneficiaries and shall use the care, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.
6.9 Compensation, Bonding, Indemnity and Liability.
          (a) The members of the Committee shall serve without compensation for their services hereunder. Members of the Committee and any delegates shall be bonded to the extent required by Section 412(a) of ERISA and the regulations thereunder. Bond premiums and all expenses of the Committee or of any delegate who is an Employee of the Company shall be paid by the Company and the Company shall furnish the Committee and any such delegate with such clerical and other assistance as is necessary in the performance of their duties. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. No expenses or fees of the Committee for the administration of the Plan and services in relation thereto shall be paid from the Trust assets.

          (b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including reasonable legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any by-law, agreement or otherwise, as such indemnities are permitted under state law. Payments with respect to any indemnity and payment of any expenses and fees under this section shall be made only from assets of the Company and shall not be made directly or indirectly from Trust assets.
6.10 Annual Report.
          The Committee shall prepare, or cause to be prepared, and shall submit to the Board of Directors annually a report showing the assets and liabilities of the Trust, the investment results for the preceding Plan Year and any other information necessary to fully inform the Board of Directors of the status and operation of the Plan and Trust.
6.11 Effect of Committee Action.
          The Committee shall have full discretion to make factual determinations and to construe and interpret the terms and provisions of this Plan, which determination, interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary, except as otherwise provided by law. The Committee shall administer such terms and provisions in full accordance with any and all laws applicable to the Plan.
6.12 Expenses of Administering the Plan.
          Expenses of administering the Plan shall, unless paid by the Company, be paid from the Trust. The preceding sentence notwithstanding, any amounts which are paid out of the Plan during the taxable year as expenses of administering the PAYSOP Accounts and which are attributable to the PAYSOP Accounts shall not exceed the smaller of (i) the sum of 10% of the first $100,000 and 5% of any amount in excess of $100,000 of the income from dividends paid to the Plan with respect to Company Stock allocated to the PAYSOP Accounts during the Plan Year ending with or within the Company’s taxable year, or (ii) $100,000.

ARTICLE VII.
AMENDMENT AND TERMINATION
7.1 Amendments.
          The Board of Directors shall have the right to amend this Plan from time to time or to amend further or cancel any such amendment. Any amendment shall be stated in an instrument in writing executed by the Company in the same manner as this agreement. Any amendment shall be effective in the manner and at the time therein set forth, and the Employer, the Trustee, and all Participants shall be bound thereby; provided, however:
          (a) No amendment shall be effective which shall attempt to cause any of the assets of the Trust to be used for or diverted to purposes other than for the exclusive benefit of Participants or their Beneficiaries in violation of Section 401(a)(2) of the Code, except that such changes, if any, as may be required to permit the Plan to meet the applicable requirements of the Code or ERISA may be made;
          (b) No amendment shall have any retroactive effect so as to deprive any Participant of any benefit already vested in violation of Section 411(d)(6) of the Code, except that such changes, if any, as may be required to permit the Plan to meet the applicable requirements of the Code or ERISA may be made;
          (c) No amendment shall create or effect any discrimination in favor of Participants who are officers, shareholders, or highly compensated employees in violation of Section 401(a)(4) of the Code; and

          (d) No amendment shall increase the duties or liabilities of the Trustee without its written consent.
7.2 Discontinuance of Plan.
          It is the Employer’s expectation that this Plan and the payment of contributions hereunder will be continued indefinitely, and the Trust related to this Plan is irrevocable, but continuance of the Plan by the Employer is not assumed as a contractual obligation, and the Employer reserves the right at any time to reduce, temporarily suspend, or discontinue contributions hereunder.
          The Board of Directors and board of directors of each Participating Company may terminate this Plan at any time with respect to its participation upon written notice to the Trustee. Notwithstanding the termination of the Plan, the Accounts under the Plan shall be valued and distributed to Participants at the time and in the manner as if termination had not occurred.
7.3 Failure to Contribute.
          Any failure by the Employer to contribute to the Trust in any year when no contribution is required under this Plan shall not of itself be a discontinuance of contributions under this Plan.
7.4 Merger or Consolidation.
          (a) This Plan shall not be merged or consolidated with, nor shall its assets or liabilities be transferred to, any other plan unless each Participant in this Plan (if the Plan then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit such Participants, respectively, would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had been terminated). Where the foregoing requirement is satisfied, this Plan and its related Trust may be merged or consolidated with another qualified plan and trust.
          (b) If the Company merges or consolidates with or into, or transfers all or substantially all of its assets to, a successor, this Plan shall terminate unless the successor adopts this Plan with the consent of the Company within 180 days following such merger, consolidation or transfer.

ARTICLE VIII.
MISCELLANEOUS
8.1 Contributions Not Recoverable.
          Except where contributions are required to be returned to the Company by the provisions of this Plan as permitted or required by ERISA or the Code, it shall be impossible for any part of the contributions made under this Plan to be used for, or diverted to, purposes other than the exclusive benefit of Participants or their Beneficiaries. Notwithstanding this or any other provision of this Plan, the Company shall be entitled to recover, and the Participants under this Plan shall have no interest in (1) any contribution made under this Plan by a mistake of fact, so long as the contribution is returned within one year after payment, and (2) any contribution conditioned upon its deductibility for which deduction is disallowed under Section 404 of the Code, so long as the contributions are returned to the Company within one year following such disallowance. In the event of such mistake of fact, determination by the Commissioner, or disallowance of deductions, contributions shall be returned to the Company, subject to the limitations, if any, of Section 403(c) of ERISA.
8.2 Limitation on Participants’ Rights.
          Participation in this Plan shall not give any Employee the right to be retained as an Employee of the Employer or any right or interest under the Plan and Trust other than as herein provided. The Employer reserves the right to dismiss any Employee without any liability for any claim either against the Trustee, the Trust except to the extent provided in the Trust, or against the Employer. All benefits payable under the Plan shall be provided solely from the assets of the Trust.
8.3 Receipt or Release.
          Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan and Trust shall, to the extent thereof, be in full satisfaction of all claims against the Trustee, the Committee and the Employer, and the Trustee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
8.4 Alienation.
          (a) Except as set forth in Section 8.10, none of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which such Participant or Beneficiary may expect to receive, contingently or otherwise, under this Plan.
          (b) Notwithstanding the foregoing, the right to a benefit payable with respect to a Participant pursuant to a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code) may be created, assigned or recognized. The Committee shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders.

Payment to an alternate payee pursuant to a qualified domestic relations order may be made prior to the time the Plan may make distributions to a Participant.
          (c) Notwithstanding the foregoing, the Plan may offset against the benefits of a Participant any amount that the Participant is ordered or required to pay under a judgment, order, decree or settlement agreement described in ERISA Section 206(d)(4), subject to the joint and survivor requirements of ERISA Section 206(d)(4)(C) and ERISA Section 206(d)(5), if applicable.
8.5 Governing Law.
          This Plan and its related Trust shall be construed, administered, and governed in all respects under applicable federal law, and to the extent that federal law is inapplicable, under the laws of the State of California; provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with this Plan being an employee’s plan within the meaning of Section 401 of the Code. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
8.6 Headings, Etc., No Part of Agreement.
          Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.7 Successors and Assigns.
          This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.
8.8 Identification of Fiduciaries.
          (a) The Committee shall be the Named Fiduciary within the meaning of ERISA and, as permitted or required by law, shall have exclusive authority and discretion to control and manage the operation and administration of the Plan within the limits set forth in the Trust Agreement, subject to proper delegation.
          (b) The Committee, the Trustee, each Investment Manager and every person who exercises any discretionary authority or discretionary control respecting management of the Trust or Plan, or exercises any authority or control respecting the management of disposition of the assets of the Trust or Plan, or renders investment advice for compensation, direct or indirect, with respect to any moneys or other property of the Trust or Plan or has authority or responsibility to do so, or has any discretionary authority or discretionary responsibility in the administration of the Plan, and any person designated by the Named Fiduciary to carry out fiduciary responsibilities under the Plan, shall be a Fiduciary and, as such, shall be subject to the provisions of the Plan, the Trust Agreement, ERISA and other applicable laws governing fiduciaries. Any person may act in more than one fiduciary capacity.

8.9 Allocation of Fiduciary Responsibilities.
          (a) Fiduciary responsibilities under the Plan are allocated as follows:
     (1) All power over and responsibility for the management, disposition, and investment of the Trust Assets is allocated to the Committee subject to the provisions of Sections 6.4 and 6.5.
     (2) The sole duties, responsibilities and powers allocated to the Board of Directors shall be those expressly retained under Sections 7.1 and 7.2.
     (3) The sole duties, responsibilities and powers allocated to the Employer shall be those expressly retained under the Plan or the Trust Agreement.
     (4) The sole duties, responsibilities and powers allocated to the Trustee shall be those delegated to it by the Committee pursuant to Sections 6.4 and 6.5 or otherwise provided for under the Plan or Trust Agreement.
     (5) The sole duties, responsibilities and powers allocated to an Investment Manager shall be those delegated to it by the Committee pursuant to Section 6.4.
          (b) Fiduciary responsibilities under the Plan (other than the power to manage or control the Plan’s assets) may be reallocated among the Committee and the Trustee by amending the Plan in the manner prescribed in Section 7.1 followed by the Trustee’s acceptance of, or operation under, such amended Plan.

8.10 Loans to Participants.
          (a) Each Participant shall have the right, subject to prior approval by the Committee, to borrow from his Accounts (other than a PAYSOP Account). Application for a loan must be submitted by a Participant to the Committee on such form(s) as the Committee may require. Approval shall be granted or denied as specified in subsection (b), on the terms specified in subsection (c). For purposes of this Section 8.10, but only to the extent required by Department of Labor Regulations Section 2550.408b-1, the term “Participant” shall include any Employee, former Employee, Beneficiary or alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, who is a party in interest and has an interest in the Plan that is not contingent.
          (b) The Committee shall grant any loan which meets each of the requirements of paragraphs (1), (2), (3) and (4) below:
     (1) The amount of the loan, when added to the outstanding balance of all other loans to the Participant from the Plan or any other qualified plan of the Company or any Related Company shall not exceed the lesser of:
     (A) $50,000, reduced by the excess, if any, of a Participant’s highest outstanding balance of all loans from the Plan or any other qualified plan maintained by the Company or any Related Company during the preceding 12 months over the outstanding balance of such loans on the loan date, or

     (B) 50% of the value of the vested balance of the Participant’s Accounts (excluding any portion subject to a qualified domestic relations order) established as of the Distribution Value Date;
     (2) The loan shall be for at least $1,000;
     (3) No more than two loans may be outstanding to a Participant at any time; and
     (4) A one-time loan processing fee of $75.00 will be deducted directly from the loan proceeds unless the Participant elects to pay the fee in advance.
          (c) Each loan granted shall, by its terms, satisfy each of the following additional requirements:
     (1) Each loan must be repaid within 59 months except that loans for less than $5,000 shall be repaid within 36 months;
     (2) Each loan must require substantially level amortization over the term of the loan, with payments not less frequently than quarterly;
     (3) Each loan must be adequately secured, with the security to consist of 50% of the balance of the Participant’s Accounts:
     (A) In the case of any Participant who is an active Employee, automatic payroll deductions shall be required as additional security.

     (B) In the case of any other Participant, the outstanding loan balance may at no time exceed 50% of the outstanding vested balance of the Participant’s Accounts. If such limit is at any time exceeded, or if the Participant fails to make timely repayment, the loan will be treated as in default and become immediately payable in full.
     (C) If a Participant’s loan is secured by the Participant’s Accounts, the investment gain or loss attributable to the loan shall not be included in the calculation or allocation of the increase or decrease in fair market value of the general assets of the Plan. Instead, the entire gain or loss (including any gain or loss attributable to interest payments or default) shall be allocated to the Accounts of the Participant.
     (4) Each loan shall bear reasonable rate of interest, which rate shall be established by the Committee from time to time and shall provide the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances. Unless the Committee determines otherwise, the rate shall be 1% over the prime rate.
          (d) All loan payments shall be transmitted by the Company to the Trustee as soon as practicable but not later than the end of the month during which such amounts were received or withheld. Each loan may be prepaid in full at any time. Any prepayment shall be paid directly to the Trustee in accordance with procedures adopted by the Committee.

          (e) Each loan shall be evidenced by a promissory note executed by the Participant and payable in full to the Trustee, not later than the earliest of (1) a fixed maturity date meeting the requirements of subsection (c)(1) above, (2) the Participant’s death, or (3) the termination of the Plan. Such promissory note shall evidence such terms as are required by this section. A loan shall be in default if any scheduled payment is more than 30 days late. A Participant shall then have 30 days from the time he or she is given written notice of the default and a demand for past due amounts to cure the default before it becomes final. Notwithstanding the above, if the Participants fails (for whatever reasons, including a discharge under bankruptcy law) to repay the full amount of the loan, including interest, by the time set forth above, the Committee may (1) immediately reduce the value of the Participant’s vested Accounts (other than the PAYSOP Account and Compensation Deferral Account) by the amount of the unpaid principal and interest and/or (2) at such time a distribution is to be made to the Participant, may reduce such distribution by the amount of any remaining unpaid principal and interest.
          (f) The Committee shall have the power to modify the above rules or establish any additional rules with respect to loans extended pursuant to this section. Such rules may be included in a separate document or documents and shall be considered a part of this Plan; provided, each rule and each loan shall be made only in accordance with the regulations and rulings of the Internal Revenue Service and Department of Labor and other applicable state or federal law. The Committee shall act in its sole discretion to ascertain whether the requirements of such regulations and rulings and this section have been met.

8.11 Rule 16b-3 Provisions.
          (a) This Section shall only apply to Participants who are officers or directors subject to the prohibitions of Section 16 of the Securities and Exchange Act of 1934 (“SEC Section 16”). The provisions of this Section relate to 17 C.F.R. 240.16b-3 (hereinafter known as Rule 16b-3), promulgated under SEC Section 16.
          (b) Notwithstanding any other provision on the Plan to the contrary, the Committee, may (but need not) provide that, except as provided in Rule 16b-3, (1) no election of a Stock Fund Sale shall be made unless the election is made at least six months following the election of the most recent Stock Fund Purchase; (2) no election of a Stock Fund Purchase shall be made unless the election is made at least six months following the election of the most recent Stock Fund Sale. For this purpose, a Stock Fund Sale is either (1) the reallocation of the investment of a Participant’s existing Account balances so that amounts in the Company Stock Fund are transferred to one or more other Funds or (2) reduction in the Company Stock Fund balances due to a distribution, withdrawal or loan to a Participant. A Stock Fund Purchase is the reallocation of the investment of a Participant’s existing Account balances so that there is a transfer from one or more Funds to the Company Stock Fund. However, a transaction shall not be a Stock Fund Sale or a Stock Fund Purchase unless it is at the volition of the Participant, is not required to be made available to the Participant pursuant to the Code and is not made in connection with the Participant’s death, disability, retirement or termination of employment.
          (c) The Committee may (but need not) adopt such rules and/or take such actions or implement such measures and/or limitations as it deems desirable in order to comply with 17 C.F.R. 240.16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (“SEC Section 16”), including without limitation, rules that (1) exclude Participants subject to this Section from using the Voice Response System and (2) provide that loans and in-service withdrawals may be made from all Funds (excluding the Company Stock Fund), on a pro rata basis if the election of the in-service withdrawal or loan is made within six months of an election of a Stock Fund Purchase. Neither the Company, the Board, the Committee, the Trustee nor the Plan shall have any liability to any Participant in the event any Participant has any liability under SEC Section 16 due to any rule so adopted, the failure to adopt any rule, any Plan provision (or lack thereof), or any transaction under the Plan.

ARTICLE IX.
TOP-HEAVY PROVISIONS
9.1 General.
          This Article shall be effective for Plan Years beginning on or after January 1, 1984. This Article shall be interpreted in accordance with Section 416 of the Code and the regulations thereunder. Regardless of how the terms defined in this Article are otherwise defined in the Plan, the definitions in this Article shall govern for the purposes of this Article.
9.2 Definitions.
          (a) The “Benefit Amount” for any Employee means (1) in the case of any defined benefit plan, the present value (the present value shall be computed using a 5% interest assumption and the mortality assumptions contained in the defined benefit plan for benefit equivalence purpose) of his normal retirement benefit, determined on the Valuation Date as if the Employee terminated on such Valuation Date, plus the aggregate amount of distributions made to such Employee within the five-year period ending on the Determination Date (except to the extent already included on the Valuation Date) and (2) in the case of any defined contribution plan, the sum of the amount credited, on the Determination Date, to each of the Accounts maintained on behalf of such Employee under such plan, plus the aggregate amount of distributions made to such Employee within the five-year period ending on the Determination Date.

          (b) “Company” means any company (including unincorporated organizations) participating in the Plan or plans included in the “aggregation group” as defined in Section 9.3(c).
          (c) “Determination Date” means the last day of the preceding Plan Year or, in the case of the first Plan Year of the Plan, the last day of the Plan Year.
          (d) “Employees” means employees, former employees, beneficiaries, and former beneficiaries who have a Benefit Amount greater than zero on the Determination Date.
          (e) “Key Employee” means any Employee who, during the Plan Year containing the Determination Date or during the four preceding Plan Years, is:
     (1) one of the ten Employees of a Company having annual compensation from such Company of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Section 318 of the Code) the largest interest in such Company (if two Employees have the same interest the Employee having the greater annual compensation from the Company shall be treated as having a larger interest);
     (2) a 5% owner of a Company;
     (3) a 1% owner of a Company who has an annual compensation above $150,000; or

     (4) an officer of a Company having an annual compensation greater than 50% of the amount in effect under Section 415(b)(1)(A) of the Code for any such Plan Year (however, no more than the lesser of (i) 50 employees or (ii) the greater of three employees or 10% of the Company’s employees shall be treated as officers).
          Any Employee who is not a Key Employee is a “Non-Key Employee.”
          (f) “Valuation Date” means the first day (or such other date which is used for computing plan costs for minimum funding purposes) of the 12-month period ending on the Determination Date.
          (g) A “Year of Service” shall be calculated using the Plan rules that normally apply for determining vesting service.
          These definitions shall be interpreted in accordance with Section 416(i) of the Code and the regulations thereunder and such rules are hereby incorporated by reference.
9.3 Top-Heavy Definition.
          This Plan shall be top-heavy for any Plan Year if, as of the Determination Date, the sum of the Benefit Amounts of all employees who are Key Employees exceeds 60% of the sum of the Benefit Amounts for all Employees. For purposes of this calculation only, the following rules shall apply:

          (a) The Benefit Amounts of all Employees who are not Key Employees and who were Key Employees during any prior Plan Year shall be disregarded.
          (b) The Benefit Amounts of all Employees who have not performed any services from any Company at any time during the five-year period ending on the Determination Date shall be disregarded; provided, however, if an Employee performs no services for five years and then again performs services, such Employee’s total Benefit Amount shall be taken into account.
          (c) This calculation shall be made by aggregating any plans qualified under Section 401(a) of the Code in which a Key Employee participates or which enables this Plan to meet the requirements of Section 401(a)(4) or 410 of the Code; all plans so aggregated constitute the “aggregation group.” The Company may also aggregate any such plan to the extent that such plan, when aggregated with this aggregation group, continues to meet the requirements of Section 401(a)(4) and Section 410 of the Code.
          (d) This calculation shall be made in accordance with Section 416 of the Code and the regulations thereunder and such rules are hereby incorporated by reference.
9.4 Minimum Benefits or Contributions, Compensation Limitations, Section 415 Limitations, and Special Distribution Rules.
          If the Plan is top-heavy for any Plan Year, the following provisions shall apply to such Plan Year:
          (a) (1) Except to the extent not required by Section 416 of the Code or any other provision of law, notwithstanding any other provision of this Plan, if this Plan and all other plans which are part of the aggregation group are defined contribution plans, each Participant (and any other employee required by Section 416 of the Code) other than Key Employees shall receive an allocation of employer contributions and forfeitures from a plan which is part of the aggregation group at least equal to the lesser of (A) 3% or (B) the percentage of such Participant’s compensation (not in excess of the Section 401(a)(17) limit for the Plan Year) for such Plan Year equal to the largest percentage allocated to any Key Employee for the Plan Year, including Compensation Deferral Contributions (the “defined contribution minimum”). For purposes of this subsection, a non-Key Employee shall be entitled to a contribution if he is employed on the last day of the Plan Year (1) regardless of his level of compensation, (2) without regard to whether he has made any mandatory contributions required under the Plan, and (3) regardless of whether he has less than 1,000 Hours of Service (or the equivalent) for the accrual computation period.
      (2) Except to the extent not required by Section 416 of the Code or any other provision of law, notwithstanding any other provisions of this Plan, if this Plan or any other plan which is part of the aggregation group is a defined benefit plan each Participant who is a participant in any such defined benefit plan (who is not a Key Employee) who accrues a full Year of Service during such Plan Year shall be entitled to an annual normal retirement benefit from a defined benefit plan which is part of the aggregation group which shall not be less than the product of (1) the employee’s average compensation for the five consecutive years when the employee had the highest aggregate compensation and (2) the lesser of 2% per Year of Service or 20% (the “defined benefit minimum”). A non-Key Employee shall not fail to accrue a benefit merely because he is not employed on a specified date or is excluded from participation because (1) his compensation is less than a stated minimum or (2) he fails to make mandatory employee contributions. For purposes of calculating the defined benefit minimum, (1) compensation shall be defined as it is under Section 415(c) of the Code and shall not include compensation in Plan Years after the last Plan Year in which the Plan is top-heavy and (2) a Participant shall not receive a Year of Service in any Plan Year before January 1, 1984 or in any Plan Year in which the Plan is not top-heavy. This defined benefit minimum shall be expressed as a life annuity (with no ancillary benefits) commencing at normal retirement age. Benefits paid in any other form or time shall be the actuarial equivalent (as provided in the plan for retirement benefit equivalence purposes) of such life annuity. Except to the extent not required by Section 416 of the Code or any other provisions of law, each Participant (other than Key Employees) who is not a participant in any such defined benefit plan shall receive the defined contribution minimum (as defined in paragraph (a)(1) above).
     (3) If a non-Key Employee is covered by plans described in both paragraphs (1) and (2) above, he shall only be entitled to the minimum described in paragraph (1), except that for the purpose of paragraph (1) “3%” shall be replaced by 5%. Notwithstanding the preceding sentence, if the accrual rate under the plan described in (2) would comply with this Section 9.4 absent the modifications required by this Section, the minimum described in paragraph (1) above shall not be applicable.
          (b) The maximum amount of a Participant’s compensation which shall be taken into account under the Plan for such Plan Year shall be $150,000. Such amount shall be adjusted in accordance with Section 401(a)(17) of the Code.
          (c) Unless the Plan qualifies under an exception as described in Section 416(h)(2) of the Code, “1.0” shall be substituted for “1.25” in the definitions of Defined Benefit Plan Fraction and Defined Contribution Plan Fraction contained in this Plan.
          IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officers and the corporate seal to be hereunto affixed this 18th day of October, 2000.

SOUTHERN CALIFORNIA WATER COMPANY

By /s/ McClellan Harris III
Its Vice President-Finance, CFO, Treasurer and Secretary

By /s/ Joel A. Dickson
Its Vice President-Customer & Operations Support

AMENDMENT 2001-1
TO THE
SOUTHERN CALIFORNIA WATER COMPANY
INVESTMENT INCENTIVE PROGRAM
          For purposes of clarification only, Section 3.1(c) of the Southern California Water Company Investment Incentive Program, amended and restated effective as of January 1, 2000, is amended in its entirety as follows:
“(c) The Employer shall make Matching Contributions to the Company Stock Fund either in Company Stock or in cash to be applied to the purchase of Company Stock for the Matching Contribution Account of each Participant who has made a Compensation Deferral Contribution for the payroll period. The Matching Contribution for each Participant shall be in the amount of 100% of the Compensation Deferral Contributions made in connection with the first 3% of Compensation deferred by the Participant for the payroll period and 50% of the Compensation Deferral Contributions made in connection with the next 3% of Compensation deferred by the Participant for the payroll period. Notwithstanding the foregoing, with respect to a Participant who is actively employed by the Company as a member of the Eligible Class on December 31 of a Plan Year, such Participant’s Matching Contribution for that Plan Year shall not be less than the amount described in the preceding sentence if ‘for that Plan Year’ were substituted for ‘for the payroll period.’”
DATED: 09 October, 2001

SOUTHERN CALIFORNIA WATER COMPANY

By:	/s/ McClellan Harris III

Its:	Vice President-Finance, Chief Financial Officer, Secretary, and Treasurer

AMENDMENT 2002-1
SOUTHERN CALIFORNIA WATER COMPANY
INVESTMENT INCENTIVE PROGRAM
          WHEREAS, Southern California Water Company (the “Company”) maintains the Southern California Water Company Investment Incentive Program (as amended and restated effective as of January 1, 2000) (the “Plan”); and
          WHEREAS, the Company has the right to amend the Plan and the Company desires to amend the Plan to reflect the changes in the law made by the passage of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and to adopt provisions reflecting final regulations governing minimum required distributions; and
          WHEREAS, the Company desires to amend the Plan to provide that the portion of the Plan receiving matching contributions or other investments in Company stock shall be considered an employee stock ownership plan;
          WHEREAS, the Company desires to allow Participants to change the investment of matching contributions once contributed;
          NOW, THEREFORE, the Plan is amended as set forth below effective January 1, 2002 except as otherwise provided:
I. The second paragraph of the definition of “Compensation” in Section 1.2 of the Plan is amended in its entirety to provide as follows:
          “Notwithstanding the foregoing, the maximum amount of a Participant’s Compensation which shall be taken into account under the Plan for any Plan Year beginning after December 31, 2001, shall be $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. For any Plan Year of fewer than 12 months, this limit shall be reduced to the amount obtained by multiplying the limit by a fraction having a numerator equal to the number of full months in the Plan Year and a denominator equal to 12. The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the Plan Year that begins with or within such calendar year.”
II. The following new Section 3.1(a)(3) is added:
          “(3) All Employees in the Eligible Class who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Catch-up contributions shall apply to contributions after December 31, 2001. Matching Contributions shall not be made with respect to catch-up contributions even if the catch-up contributions are later reclassified as Compensation Deferral Contributions.”
III. Section 3.1(b)(1) is amended in its entirety to provide as follows:
          “(b) (1) Each Participant may enter into a Compensation Deferral Election with the Employer. The amount of the Compensation Deferral Contribution to be made by the Employer on behalf of the Participant shall be specified in the Compensation Deferral Election and shall be at least 1% of the Participant’s Compensation. The maximum deferral is 20% of Compensation. The amount paid to the Participant from the Employer shall be reduced by the amount of the Compensation Deferral Contribution.”
IV. Section 3.6(b) is amended in its entirety to provide as follows:
          “(b) Matching Contributions shall be made to the Company Stock Fund either in Company Stock or in cash to be applied to the purchase of Company Stock and shall be allocated to the Matching Contribution Accounts of Participants pursuant to the formula set forth in Section 3.1(c). Effective January 1, 2003, once Matching Contributions have been allocated to a Participant’s Account, the Participant may redirect the investment of such Matching Contributions into any of the Investment Funds, pursuant to Sections 3.8 and 3.11, subject to compliance with applicable laws and any Company insider trading policies.”
V. Section 3.11(a) is amended in its entirety to provide as follows:
          “(a) (1) No less than seven separate Investment Funds shall be established under this Plan, one of which shall be the Company Stock Fund. The Board of Directors or Committee may add, substitute, select and change the Investment Funds from time to time in its discretion. The Board of Directors or the Committee may select (1) the mutual fund or collective investment funds in which the Investment Fund is invested or (2) the Investment Manager responsible for managing the particular Investment Fund. Subject to Section 3.8, pursuant to rules established by the Committee, each Participant shall have the

2

right and obligation to designate in which of the Investment Funds his existing Compensation Deferral Account and/or future Compensation Deferral Contributions will be invested. The Participant may designate that his existing Compensation Deferral Account and/or future Compensation Deferral Contributions be invested in more than one Investment Fund, provided that such designation be in increments of 1% of the balance of such Account or Compensation Deferral Contributions, as the case may be. Any direction by a Participant for investment of future contributions made shall be deemed a continuing direction until changed. Upon such a change in designation, the Committee shall direct the Trustee to make the appropriate transfer between Investment Funds. Subject to Sections 3.6(b) and 3.8, pursuant to rules established by the Committee, once Matching Contributions are contributed to an Account for a Participant, the Participant shall have the right to redirect his existing Matching Contribution Account to be invested in one or more different Investment Funds. The Participant may not change the investment of his or her Matching Contributions until contributed to his Matching Contribution Account. The Participant may designate that his existing Matching Contribution Account be invested in more than one Investment Fund, provided that such designation be in increments of 1% of the balance of such Account.
          (2) Effective January 1, 2003, the Company Stock Fund shall be deemed an ‘employee stock ownership plan’ within the meaning of Section 4975(e)(7) of the Code and ERISA Section 407(d)(6) that is intended to invest primarily in Company Stock. All cash dividends on Company Stock allocated to Participants’ Accounts invested in the Company Stock Fund shall be reinvested in Company Stock, except for dividends allocated to any Participant who elects (an ‘Election’) that such dividends shall be distributed to the Participant in cash. Such Election shall be made in a manner prescribed by the Committee.
          (3) A Participant may make or change his Election during an annual period determined by the Company at the end of a Plan Year. If a Participant does not timely and affirmatively make an Election to receive dividends in cash by the end of his or her initial election period, dividends paid to the Plan during the Plan Year and allocated to such Participant shall be reinvested in Company Stock. If during any subsequent election period, a Participant fails to submit an Election, then his or her Election (or deemed Election) that was effective for the immediately preceding Plan Year shall continue to be effective unless such person timely and affirmatively makes a different Election. After the election period for each Plan Year, the Election (including a deemed Election) shall become irrevocable for the remainder of the Plan Year, except that if the Participant takes a hardship withdrawal pursuant to Section 5.3(b) of the Plan and has not elected to receive dividends paid in cash, he must change his Election to receive dividends paid in cash.
          (4) If a Participant makes an Election to receive a distribution of dividends in cash, such distribution shall be made to such Participant no later than 90 days after the close of the Plan Year in which the dividend is paid to the Plan. Notwithstanding any other provision of this Plan, a Participant shall be fully vested in any dividend subject to a Participant’s Election, regardless of whether the Participant elects a cash distribution or reinvestment with respect to such dividend.”

3

VI. Section 3.12(a) is amended in its entirety to provide as follows:
          “(a) Compensation Deferral Contributions made on behalf of any Participant under this Plan and all other plans (which are described in Section 3.12(c)) maintained by the Company or a Related Company shall not exceed the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 3.1(a)(3) of the Plan and Section 414(v) of the Code, if applicable.”
VII. Section 3.15(a) is amended in its entirety to provide as follows:
          “(a) (1) The Plan may, in accordance with procedures approved by the Committee, accept a direct rollover of an eligible rollover distribution from: a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions; an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.
          (2) The Plan may, in accordance with procedures approved by the Committee, accept a Participant contribution of an eligible rollover distribution from: a qualified plan described in Section 401(a) or 403(a) of the Code; an annuity contract described in Section 403(b) of the Code; and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.
          (3) The Plan may, in accordance with procedures approved by the Committee, accept a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.”
VIII. Section 4.2(a) is amended as follows:
          “(a) Notwithstanding anything else contained herein, except to the extent permitted under Section 3.1(a)(3) of the Plan and Section 414(v) of the Code, if applicable, Annual Additions during any Plan Year to the Accounts of a Participant shall not exceed the lesser of (i) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or (ii) 100 percent of the Participant’s Compensation, within the meaning of Section 415(c)(3) of the Code, for the limitation year. The compensation limit referred to in this Section 4.2(a) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition. In the event that Annual Additions to the Accounts of a Participant would exceed the aforesaid limitations, they shall be reduced in the following priority: (1) reduction of Compensation Deferral Contributions (including attributable earnings); and (2) reduction of the Matching Contribution. If a Participant’s Compensation Deferral Contribution is reduced, it shall be paid to the Participant in cash.”

4

IX. Section 5.2(c)(1) is amended in its entirety as follows:
          “(c) (1) When benefits become distributable, the Committee shall direct the Trustee to distribute the amount described in paragraph (b) above, promptly after the total of such amount has been computed. Except as provided in the next sentence, the balance of the Accounts shall be distributed in the form of a cash lump sum. The balance of a Participant’s (1) Account invested in the Company Stock Fund and (2) PAYSOP Account shall be distributed in Company Stock or, if the Participant elects, in the form of a cash lump sum. Notwithstanding the preceding sentence, if the amount of Company Stock in a terminated Participant’s Accounts includes a fractional share, the value of said fractional share of Company Stock on the Distribution Date shall be distributed in cash. In the event that the Company Stock ceases to be readily tradable on an established securities market, each Participant shall be given a ‘put option’ right to require the Company to repurchase the Company Stock distributed to the Employee as provided in Section 5.6.”
X. The following new Sections 5.2(i) and (j) are added as follows:
          “(j) Notwithstanding the foregoing, neither the consent of the Participant nor the Participant’s spouse shall be required to the extent that a distribution is required to satisfy Sections 401(a)(9) or 415 of the Code or to the extent required by Article 3. In addition, upon termination of this Plan, to the extent the Plan does not offer an annuity option (purchased from a commercial provider) and if the Company or any entity within the same controlled group as the Company does not maintain another defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, then the Participant’s Account balance shall, without the Participant’s consent, be distributed to the Participant. However, if any entity within the same controlled group as the Company maintains another defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code), then the Participant’s Account balance shall be transferred, without the Participant’s consent, to the other plan if the Participant does not consent to an immediate distribution.
          (k) Notwithstanding any provision of the Plan to the contrary, no distribution or withdrawal to a Participant shall be permitted if Section 401(k) of the Code prohibits the distribution or withdrawal. In addition, no distribution shall be made to a Participant in connection with a Severance from Service due to some type of corporate transaction if the Participant’s Accounts are transferred to a tax-qualified plan of the acquiring entity. If a distribution is prohibited by either of the foregoing rules, the Participant shall not be treated as having a Severance from Service.”
XI. Section 5.3(b)(3) is amended in its entirety to provide as follows:
          “(3) If a Participant withdraws any amount from his Compensation Deferral Account pursuant to this section, he must agree in writing that he shall be unable to elect that any Compensation Deferral Contributions or any other employee contributions (excluding mandatory employee contributions to a defined benefit plan) be made on his behalf under this Plan or under any other plan maintained by the Company or a Related Company until six months after receipt of the withdrawal. For purposes of the preceding sentence, a plan includes any qualified plan or nonqualified plan of deferred compensation

5

or any stock purchase or stock option plan, but does not include cafeteria plans or any other health or welfare benefit plans.”
XII. The following language is added at the end of Section 5.5(b)(2):
          “Effective for distributions made on and after January 1, 2002, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.”
XIII. The following new Section 5.6 is added:
     “5.6 Put Option.
          (a) If Company Stock is distributed from the Plan at a time when the Company Stock is not readily tradable on an established securities market, then the Participant or Beneficiary receiving the Company Stock shall have the right to require that the Company repurchase the Company Stock. The Participant or Beneficiary may exercise this put option for a period of sixty (60) days following the date on which the Company Stock is distributed and, if the Participant or Beneficiary does not exercise the put option at that time, for an additional period of sixty (60) days beginning on the first anniversary of the date on which the Company Stock was distributed. The period during which the put option is exercisable shall not include any period during which the Participant or Beneficiary is unable to exercise the put option because the Company is prohibited from honoring it by federal or state law. In order to exercise the put option, the Participant or Beneficiary must notify the Company in writing, during the exercise period, that the put option is being exercised.
          (b) If a Participant or Beneficiary exercises a put option, the Company (or, if the Trustee deems it appropriate and the Company consents, the Trustee) shall purchase the Company Stock that was distributed to the Participant or Beneficiary at a purchase price equal to the fair market value of the Company Stock as of the most recent Valuation Date; provided that, if the Participant or Beneficiary exercising the put option is a ‘disqualified person,’ as defined in Code Section 4975, the purchase price shall equal the fair market value of the Company Stock as of the date of the purchase. The purchase price shall be paid in one or more installments over a period determined by the Company or Trustee, but not to exceed five (5) substantially equal annual payments. The first installment shall be paid not later than thirty (30) days after the Participant exercises the put option. Interest shall be payable at a reasonable interest rate and with adequate security on amounts not paid after thirty (30) days. The Company or Trustee shall determine what constitutes a reasonable interest rate and adequate security, based on interest terms in effect in the community at the time of the purchase.

6

          (c) Notwithstanding any of the foregoing to the contrary, if the distribution does not constitute a ‘Total Distribution’ within the meaning of the Code, the Plan shall pay the Participant an amount equal to the fair market value of the Company Stock repurchased no later than thirty (30) days after the Participant exercises the put option.”
XIV. The following new Section 5.7 is added:
     “5.7 Fair Market Value of Company Stock.
     Notwithstanding anything herein to the contrary, all valuations of Company Stock that is not readily tradable on an established securities market with respect to activities carried on by the Plan shall be made by an independent appraiser meeting requirements similar to those contained in Regulations under Section 170(a)(1) of the Code.”
XV. The following is added to the end of Section 9.1:
     “Notwithstanding the foregoing, the top-heavy requirements of Section 416 of the Code and this Article IX of the Plan shall not apply in any year beginning after December 31, 2001, in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and matching contributions with respect to which the requirements of Section 401(m)(11) of the Code are met.”
     IN WITNESS WHEREOF, this amendment 2002-1 is hereby adopted this 30 day of December, 2002.

/s/ McClellan Harris III

By McClellan Harris III

7

AMENDMENT 2002-1
TO THE
SOUTHERN CALIFORNIA WATER COMPANY
INVESTMENT INCENTIVE PROGRAM
(2000 Restatement)
          Effective as of January 1, 2000, the Southern California Water Company Investment Incentive Program (the “Plan”) is amended to provide that:
FIRST: Section 2.6 is amended in its entirety to provide as follows:
“2.6 Military Service
Notwithstanding any provision of this Plan to the contrary, effective as of December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.”
SECOND: The following new paragraph is added at the end of the definition of “Employee” in Section 1.2:
“Effective January 1, 1997, a ‘leased employee’ shall mean any person who, pursuant to an agreement between the Company and any other person (‘Leasing Organization’), has performed services for the Company (or for the Company and related persons determined in accordance with Code Section 414(n)(6)) (‘Recipient Employer’) on a substantially full-time basis for a period of at least one (1) year and such services are performed under the primary direction or control by the Recipient Employer.”
THIRD: Paragraph (d) of the definition of “Highly Compensated Employee” in Section 1.2 is amended in its entirety to provide as follows:
        “(d) The top-paid group for a determination year or a look-back year shall consist of the top 20% of Employees ranked on the basis of compensation received during the year, excluding Employees described in Section 414(q)(5) of the Code and Treasury Regulations thereunder. For purposes of this definition of ‘Highly Compensated Employee,’ ‘compensation’ means compensation within the meaning of Section 415(c)(3) of the Code, but including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity, or, effective January 1, 2001, deferrals under Section 132(f)(4) of the Code.”

i

FOURTH: The definition of “Section 415 Compensation” in Section 4.1 is amended in its entirety to provide as follows:
“’Section 415 Compensation’ shall mean a Participant’s Compensation reported on Form W-2. Effective January 1, 1998, ‘Section 415 Compensation’ shall include elective deferrals as defined in Section 402(g)(3) of the Code and any amount which is contributed or deferred by the Company or a Related Company at the election of an Employee and which is not includible in the gross income of the Employee by reason of Section 125 of the Code or, effective January 1, 2001, Section 132(f)(4) of the Code.”

Southern California Water Company

Dated: December 31, 2002	By: /s/ McClellan Harris III
Name: McClellan Harris III
Title: Sr. V. P. Finance

ii